Filed Pursuant to Rule 424(b)(3)
Registration No. 333-187816

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	40,250,000	$1,771,000,000(1)	$241,564.40(2)

(1)	Assumes exercise in full of the underwriters’ option to purchase additional shares.
(2)	Calculated in accordance with Rule 457(r) promulgated under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

TO PROSPECTUS DATED APRIL 9, 2013

35,000,000 Shares

Realogy Holdings Corp.

Common Stock

$44.00 Per Share

This is a public offering of 35,000,000 shares of common stock of Realogy Holdings Corp. The selling stockholders identified in this prospectus supplement are offering all of the shares offered hereby. We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders. We will pay the expenses, other than underwriting discounts and commissions, associated with the sale of shares by the selling stockholders.

Our common stock is listed for trading on The New York Stock Exchange under the symbol “RLGY.” The last reported sale price of our common stock on The New York Stock Exchange on April 8, 2013 was $45.84 per share.

Investing in our common stock involves risks. See “Risk Factors” on page S-22 of this prospectus supplement. You should also consider the risk factors described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Per Share	Total

Public offering price	$44.00	$1,540,000,000

Underwriting discounts and commissions	$1.21	$42,350,000

Proceeds to the selling stockholders	$42.79	$1,497,650,000

The selling stockholders have granted the underwriters an option to purchase, on the same terms and conditions as set forth above, an additional 5,250,000 shares of common stock within 30 days from the date of this prospectus supplement. We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders if the underwriters exercise their option to purchase additional shares of common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on or about April 16, 2013.

Goldman, Sachs & Co.	J.P. Morgan

Barclays	Citigroup	Credit Suisse

Credit Agricole CIB	Wells Fargo Securities	CRT Capital	Apollo Global Securities

April 11, 2013.

PROSPECTUS SUPPLEMENT

You should rely only on the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus prepared by or on behalf of us. We and the selling stockholders have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus prepared by or on behalf of us is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains specific information about the selling stockholders and the terms on which the selling stockholders are offering and selling our shares of common stock. The second part is the accompanying prospectus, dated April 9, 2013, which contains and incorporates by reference important business and financial information about us and other information about this offering. This prospectus supplement and the accompanying prospectus are part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”), as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”).

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein as described herein and therein, and any free writing prospectus that we prepare and distribute. We, the underwriters and the selling stockholders have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus, the accompanying prospectus supplement or any such free writing prospectus.

This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits, of which this prospectus supplement forms a part. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and therefore file reports and other information with the SEC. Statements contained in this prospectus supplement and the accompanying prospectus about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, of which this prospectus supplement forms a part, you should refer to that agreement or document for its complete contents.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Except as otherwise indicated or unless the context otherwise requires, the terms “we,” “us,” “our,” “our company,” “Realogy,” “Realogy Holdings” and the “Company” refer to Realogy Holdings Corp., a Delaware corporation, and its consolidated subsidiaries, including Realogy Intermediate Holdings LLC, a Delaware limited liability company (“Realogy Intermediate”), and Realogy Group LLC, a Delaware limited liability company (“Realogy Group”). Neither Realogy Holdings, the indirect parent of Realogy Group, nor Realogy Intermediate, the direct parent company of Realogy Group, conducts any operations other than with respect to its respective direct or indirect ownership of Realogy Group.

S-ii

FORWARD-LOOKING STATEMENTS

Forward-looking statements included in this prospectus supplement, the accompanying prospectus, information incorporated by reference herein and therein and any related free writing prospectus are based on various facts and derived utilizing numerous important assumptions are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements include the information concerning our future financial performance, business strategy, projected plans and objectives, as well as projections of macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward looking in nature and not historical facts. You should understand that the following important factors could affect our future results and cause actual results to differ materially from those expressed in the forward-looking statements:

•	risks related to general business, economic, employment and political conditions and the U.S. residential real estate markets, either regionally or nationally, including but not limited to:

•

a lack of improvement in the number of homesales, stagnant or declining home prices and/or a deterioration in other economic factors that particularly impact the residential real estate market and the business segments in which we operate;

•	a lack of improvement in consumer confidence;

•	the impact of recessions, slow economic growth, disruptions in the banking system and high levels of unemployment in the U.S. and abroad;

•

increasing mortgage rates and down payment requirements and/or constraints on the availability of mortgage financing, including but not limited to the potential impact of various provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and regulations that may be promulgated thereunder relating to mortgage financing as well as other factors that tighten underwriting standards;

•

legislative, tax or regulatory changes that would adversely impact the residential real estate market, including potential reforms of the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), and potential tax code reform, which could reduce the amount that taxpayers would be allowed to deduct for home mortgage interest;

•	negative trends and/or a negative perception of the market trends in value for residential real estate;

•	renewed high levels of foreclosure activity including but not limited to the release of homes already held for sale by financial institutions;

•	insufficient or excessive regional home inventory levels;

•	the inability or unwillingness of homeowners to enter into homesale transactions due to negative equity in their existing homes; and

•	lower homeownership rates or failure of homeownership rates to return to more typical levels;

•	our geographic and high-end market concentration, particularly with respect to our company owned brokerage operations;

•	our inability to enter into franchise agreements with new franchisees or to realize royalty revenue growth from them;

S-iii

•	our inability to renew existing franchise agreements or maintain franchisee satisfaction with our brands;

•

existing franchisees may incur operating losses if sales volume decreases which may impede their ability to grow or continue operations. Additionally, debt incurred by our franchisees during the downturn may hinder long-term growth and their ability to pay back indebtedness;

•	disputes or issues with entities that license us their trade names for use in our business that could impede our franchising of those brands;

•

actions by our franchisees that could harm our business or reputation, non-performance of our franchisees, controversies with our franchisees or actions against us by third parties with which our franchisees have business relationships;

•	competition in our existing and future lines of business;

•	our failure to comply with laws, regulations and regulatory interpretations and any changes in laws, regulations and regulatory interpretations;

•	seasonal fluctuations in the residential real estate brokerage business which could adversely affect our business, financial condition and liquidity;

•	the loss of any of our senior management or key managers or employees or other significant labor or employment issues;

•	adverse effects of natural disasters or environmental catastrophes;

•	risks related to our international operations;

•

risks associated with our substantial indebtedness and interest obligations, including risks related to having to dedicate a substantial portion of our cash flows from operations to service our debt, risks related to our ability to refinance our indebtedness and to incur additional indebtedness, risks associated with our ability to comply with our senior secured leverage ratio covenant under our senior secured credit facility, interest rate risk, and risks related to an event of default under our outstanding indebtedness;

•	changes in corporate relocation practices resulting in fewer employee relocations;

•	an increase in the claims rate of our title underwriter;

•

our inability to securitize certain assets of our relocation business, which would require us to find an alternative source of liquidity that may not be available, or if available, may not be on favorable terms;

•	limitations on flexibility in operating our business due to restrictions contained in our debt agreements;

•

any remaining resolutions or outcomes with respect to the contingent liabilities of Cendant (as defined below) under the Separation and Distribution Agreement (as defined below) and the Tax Sharing Agreement (as defined below), including any adverse impact on our future cash flows;

•	any adverse resolution of litigation, governmental proceedings or arbitration awards; and

•	new types of taxes or increases in state, local or federal taxes that could diminish profitability or liquidity.

Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements. You should consider these important factors, as well as the risk factors set forth in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein and therein, in evaluating any statement made in this prospectus supplement.

S-iv

Any forward-looking statement made by us in this prospectus supplement, the accompanying prospectus or in any documents incorporated by reference herein speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

S-v

TRADEMARKS AND SERVICE MARKS

We own or have rights to use the trademarks, service marks and trade names that we use in conjunction with the operation of our business. Some of the more important trademarks that we own or have rights to use that appear in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, include the CENTURY 21®, COLDWELL BANKER®, ERA®, THE CORCORAN GROUP®, COLDWELL BANKER COMMERCIAL®, SOTHEBY’S INTERNATIONAL REALTY® and BETTER HOMES AND GARDENS® REAL ESTATE marks, which are registered in the United States and/or registered or pending registration in other jurisdictions, as appropriate, to the needs of our relevant business. Each trademark, trade name or service mark of any other company appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, is owned by such company.

MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus supplement includes and incorporates by reference data, forecasts and information obtained from independent trade associations, industry publications and surveys and other information available to us. Some data is also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources. As noted in this prospectus supplement, the National Association of Realtors (“NAR”), Fannie Mae and Freddie Mac were the primary sources for third-party industry data and forecasts. While data provided by NAR and Fannie Mae are two indicators of the direction of the residential housing market, we believe that homesale statistics will continue to vary between us, on the one hand, and NAR and Fannie Mae, on the other, because they use survey data in their historical reports and forecasting models whereas we use data based on actual reported results. In addition to the differences in calculation methodologies, there are geographical differences and concentrations in the markets in which we operate versus the national market. For instance, comparability is impaired due to NAR’s utilization of seasonally adjusted annualized rates whereas we report actual period over period changes and their use of median price for their forecasts compared to our average price. Additionally, NAR data is subject to periodic review and revision. While we believe that the industry data presented herein is derived from the most widely recognized sources for reporting U.S. residential housing market statistical data, we do not endorse or suggest reliance on this data alone.

Forecasts regarding rates of home ownership, median sales price, volume of homesales and other metrics included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, to describe the housing industry are inherently uncertain or speculative in nature and actual results for any period may materially differ. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but such information may not be accurate or complete. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position are based on market data currently available to us. While we are not aware of any misstatements regarding industry data provided herein, our estimates involve risks and uncertainties and are subject to change based upon various factors, including those discussed under the headings “Risk Factors” and “Forward-Looking Statements” and other factors discussed in the documents incorporated by reference herein. Similarly, we believe our internal research is reliable, even though such research has not been verified by any independent sources.

S-vi

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. You should read in their entirety this prospectus supplement, the accompanying prospectus and any related free writing prospectus, together with all documents incorporated by reference herein and therein, carefully before making an investment decision to purchase our common stock. You should also carefully consider the matters discussed, and incorporated by reference herein and therein, in the sections entitled “Risk Factors.” All amounts in this prospectus supplement are expressed in U.S. dollars and the financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”).

Our Company

We are the preeminent and most integrated provider of residential real estate services in the U.S. We are the world’s largest franchisor of residential real estate brokerages with some of the most recognized brands in the real estate industry, the largest owner of U.S. residential real estate brokerage offices, the largest U.S. and a leading global provider of outsourced employee relocation services and a significant provider of title and settlement services. Our owned and franchised brokerage businesses are more than two and a half times larger than their nearest competitor and, in 2012, we were involved in approximately 26% of domestic existing homesale transaction volume that involved a real estate brokerage firm. Our revenue is derived on a fee-for-service basis, and given our breadth of complementary service offerings, we are able to generate fees from multiple aspects of a residential real estate transaction. Our operating platform is supported by our portfolio of industry leading franchise brokerage brands, including Century 21®, Coldwell Banker®, Coldwell Banker Commercial, ERA®, Sotheby’s International Realty® and Better Homes and Gardens® Real Estate and we also own and operate the Corcoran Group® and CitiHabitats brands. Our multiple brands and operations allow us to derive revenue from many different segments of the residential real estate market, in many different geographies and at varying price points.

We believe that we are experiencing a recovery in the residential real estate market. During the year ended December 31, 2012, on a company-wide basis, our volume of completed homesales (i.e., average homesale price times the number of homesale transactions) increased 18% compared to the year ended December 31, 2011. The most recent NAR forecast estimates that the volume of existing homesales (i.e., median homesale price times number of homesale transactions) will increase 14% for the full year 2013 compared to 2012 and increase a further 10% in 2014 compared to 2013.

We believe that our business is well positioned to benefit from a continued recovery in the residential real estate market as a result of our scale, market leadership, breadth of complementary service offerings and operations, and the substantial brand equity of our portfolio of brokerage brands. Furthermore, during the recent downturn in the residential real estate market, we implemented a number of actions which we believe have fundamentally improved our operations and enhanced our ability to generate significant growth in our Adjusted EBITDA and free cash flow. For the period from 2006 through 2011, due to the decline in the residential real estate market, our revenues and related commission expense decreased $2.4 billion and $1.4 billion, respectively. Since 2006, we have reduced our operating cost base, which we define as our operating, marketing and general and administrative expenses, which are line items on the face of our statement of operations, by approximately $500 million, of which approximately $200 million occurred from 2009 to 2011, primarily through reductions in salaries and related employee expense, occupancy costs and marketing expenses. This has been accomplished by streamlining business units, consolidating offices and increasing the use of online listings distribution, while improving the infrastructure necessary to preserve our best-in-class service and enhancing our ability to capitalize on a recovery in the residential real estate market. While both our revenues and commission expense would be expected to increase in connection with a continued recovery in the residential real estate market, we believe the reduction in our operating cost base will be largely sustainable, as these cost reductions relate primarily to the decrease in our employee headcount from approximately 15,000 employees at January 1, 2006 to approximately 10,800 employees at December 31, 2012 and the consolidation or closing of approximately 370 brokerage offices (and the related savings from no longer operating such offices) during the same period. These two expense items are not expected to increase as we believe our current office footprint and employee level can efficiently operate at present levels even if we were to experience a significant increase in residential real estate activity. We have continued to invest in our businesses to further strengthen our long-term growth prospects in a recovering housing market, including growing our franchise network through adding brokers to our existing franchise brands, adding a new franchise brokerage brand, Better Homes and Gardens® Real Estate, recruiting sales associates and completing several strategic acquisitions.

In October 2012, we issued 46 million shares of common stock and raised net proceeds of approximately $1,176 million in the initial public offering (the “IPO”) of our common stock. In conjunction with the closing of the IPO, holders of all of the approximately $2.1 billion aggregate principal amount of our then outstanding Convertible Notes (as defined below) converted all of their Convertible Notes into approximately 81 million shares of common stock, and certain of such holders received approximately 9.7 million additional shares of common stock pursuant to letter agreements entered into in connection therewith. At April 5, 2013, the Company had 145.4 million shares of common stock outstanding. The consummation of the IPO and related transactions and the application of the proceeds therefrom resulted in the reduction of our outstanding indebtedness by approximately $2.9 billion and a significant reduction of our annualized interest expense.

In April 2013, we intend to use the remaining net proceeds from the IPO, cash on hand and borrowings under our revolving credit facility, to redeem (i) all of the approximately $130 million aggregate outstanding principal amount of our 12.00% Senior Notes (as defined below) and (ii) all of the approximately $200 million aggregate outstanding principal amount of our Senior Subordinated Notes (as defined below). Our reduced interest expense, combined with our modest capital expenditure requirements and the substantial reduction of future cash taxes from the anticipated utilization of approximately $2.3 billion of net operating loss carry forwards as of December 31, 2012, positions us to generate significant free cash flow if the residential real estate market recovery continues. Although we do not have any significant debt maturities until 2017, we intend to use a substantial portion of future free cash flow generation to further reduce our outstanding indebtedness, including, but not limited to, the redemption of our 11.50% Senior Notes (as defined below) when we may optionally do so under the terms of the indenture under which they were issued.

Segment Overview

We report our operations in four segments, each of which receives fees based upon services performed for our customers: Real Estate Franchise Services (“RFG”), Company Owned Real Estate Brokerage Services (“NRT”), Relocation Services (“Cartus”) and Title and Settlement Services (“TRG”). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements, including the notes thereto, incorporated by reference in this prospectus supplement for further information on our reportable segments.

Real Estate Franchise Services

We are the largest franchisor of residential real estate brokerages in the world through our portfolio of well known brokerage brands, including Century 21®, Coldwell Banker®, Coldwell Banker Commercial, ERA®, Sotheby’s International Realty®, and Better Homes and Gardens® Real Estate. We derive substantially all of our real estate franchising revenues from royalty fees received under long-term (typically ten year) franchise agreements with our franchisees. The royalty fee is based on a percentage of the franchisees’ sales commission earned from real estate transactions, which we refer to as gross commission income. Our franchisees pay us fees for the right to operate under one of our trademarks and to enjoy the benefits of the systems and business-enhancing tools provided by our real estate franchise operations. These fees provide us with recurring franchise revenue streams at high operating margins. In addition to highly competitive brands that provide unique offerings to our franchisees, we support our franchisees with dedicated national marketing and servicing programs, technology, agent recruiting, training and education to facilitate our franchisees in growing their business and increasing their revenue and profitability. We believe that one of our strengths is the strong relationships that we have with our franchisees, as evidenced by our 97% retention rate through December 31, 2012. Our retention rate represents the annual gross commission income as of December 31st of the previous year generated by our franchisees that remain in the franchise systems on an annual basis, measured against the annual gross commission income of all franchisees as of December 31st of the previous year. At December 31, 2012, our real estate franchise systems had approximately 13,600 offices worldwide in 102 countries and territories, including approximately 6,100 brokerage offices in the U.S. and approximately 238,900 independent sales associates worldwide (which included approximately 41,300 independent sales agents working with our company owned brokerage offices) including approximately 166,000 sales associates operating under our franchise and proprietary brands in the U.S., with an average tenure among U.S. franchisees of approximately 19 years as of December 31, 2012.

Company Owned Real Estate Brokerage Services

We own and operate the largest residential real estate brokerage business in the U.S. under the Coldwell Banker®, Sotheby’s International Realty®, ERA®, Corcoran Group® and CitiHabitats brand names. We offer full-service residential brokerage services through approximately 710 company owned brokerage offices in more than 35 of the largest metropolitan areas of the U.S. As a result of our attractive geographic positioning, the average sales price of an NRT transaction is approximately twice the national average. NRT, as the broker for a home buyer or seller, derives revenues primarily from gross commission income received at the closing of real estate transactions. In addition, we participate in the mortgage process through our 49.9% ownership of PHH Home Loans LLC (“PHH Home Loans”), our home mortgage venture with PHH Broker Partner Corporation (“PHH”). Our home mortgage joint venture with PHH is the exclusive recommended provider of mortgages for our real estate brokerage and relocation service customers (unless exclusivity is waived by PHH). We also assist landlords and tenants through property management services.

Relocation Services

We are a leading global provider of outsourced employee relocation services. We are the largest provider of such services in the U.S. and also operate in key international relocation destinations. We offer a broad range of world-class employee relocation services designed to manage all aspects of an employee’s move to facilitate a smooth transition in what otherwise may be a complex and difficult process for the employee and employer. Our relocation services business serves corporations, including over 64% of the Fortune 50 companies, as well as affinity organizations such as insurance companies and credit unions that provide our services to their members. In 2012, we assisted in over 158,000 relocations in more than 150 countries for approximately 1,500 active clients and as of December 31, 2012, our top 25 relocation clients had an average tenure of 17 years with us.

Title and Settlement Services

We assist with the closing of real estate transactions by providing full-service title and settlement (i.e., closing and escrow) services to customers, real estate companies, including our company owned real estate brokerage and relocation services businesses, as well as a targeted channel of large financial institution clients, including PHH. In 2012, TRG was involved in the closing of approximately 194,000 transactions of which approximately 54,000 related to NRT. In addition to our own title and settlement services, we also coordinate a nationwide network of attorneys, title agents and notaries to service financial institution clients on a national basis. We also serve as an underwriter of title insurance policies in connection with residential and commercial real estate transactions. Our average claims rate for 2012 in title underwriting of 1.3% is well below the industry average of 7% for the same period.

Participation in Multiple Aspects of the Residential Real Estate Market

We participate in services associated with many aspects of the residential real estate market. Our four complementary businesses and mortgage joint venture work together to form our “value circle,” allowing us to generate revenue at various points in a residential real estate transaction, as illustrated in the diagram below, including listing of homes, assisting buyers in home searches, corporate relocation services, settlement and title services, and franchising of our brands. The businesses each benefit from our deep understanding of the industry, strong relationships with real estate brokers, sale associates and other real estate professionals and expertise across the transactional process. Unlike other industry participants who offer only one or two services, we can offer homeowners, our franchisees and our corporate and affinity clients ready access to numerous associated services that facilitate and simplify the home purchase and sale process. These services provide further revenue opportunities for our owned businesses and those of our franchisees. Specifically, our brokerage offices and those of our franchisees participate in purchases and sales of homes involving relocations of corporate transferees and affinity members using Cartus relocation services and we offer customers (purchasers and sellers) of both our owned and franchised brokerage businesses convenient title and settlement services. These services produce incremental revenues for our businesses and franchisees. In addition, we participate in the mortgage process through our 49.9% ownership of PHH Home Loans. All four of our businesses and our mortgage joint venture can derive revenue from the same real estate transaction.

Industry Trends

Industry definition. We primarily operate in the U.S. residential real estate industry, which is an approximately $1.16 trillion industry based on 2012 transaction volume (i.e. average homesale price times the number of new and existing homesale transactions), as compared to $2.1 trillion in 2006, and derive the substantial majority of our revenues from serving the needs of buyers and sellers of existing homes rather than those of new homes. Residential real estate brokerage companies typically realize revenues in the form of a commission that is based on a percentage of the price of each home sold and/or a flat fee. As a result, the real estate industry generally benefits from rising home prices and increased volume of homesales (and conversely is adversely impacted by falling prices and decreased volume of homesales). We believe that existing home transactions and the services associated with these transactions, such as mortgage origination, title services and relocation services, represent the most attractive segment of the residential real estate industry for the following reasons:

•

the existing homesales segment represents a significantly larger addressable market than new homesales. Of the approximately 5.0 million homesales in the U.S. in 2012, NAR estimates that approximately 4.7 million were existing homesales, representing approximately 93% of the overall sales as measured in units;

•	existing homesales afford us the opportunity to represent either the buyer or the seller and in some cases both the buyer and the seller; and

•	we are able to generate revenues from ancillary services provided to our customers.

We also believe that the traditional broker-assisted business model compares favorably to alternative channels of the residential brokerage industry, such as discount brokers and “for sale by owner” (“FSBO”) for the following reasons:

•

a real estate transaction has certain characteristics that we believe are best suited for full-service brokerages, including large monetary value, low transaction frequency, wide cost differential among choices, high buyers’ subjectivity regarding styles, tastes and preferences, and the consumer’s need for a high level of personalized advice, specific marketing and technology services and support given the complexity of the transaction; and

•

we believe that enhanced service and value offered by a traditional agent or broker is such that using a traditional agent or broker will continue to be the primary method of buying and selling a home in the long term. According to NAR, 88% of homes were sold using an agent or broker in 2012 compared to 79% in 2001.

We are confident that consumers will continue to choose to use the broker-assisted model for residential real estate transactions because (i) the average transaction size is very high and generally the largest transaction one does in a lifetime; (ii) transactions occur infrequently; (iii) there is a high variance in price, depending on neighborhood, floor plan, architecture, fixtures, and outdoor space; (iv) there is a compelling need for personal service as home preferences are unique to each buyer; and (v) a high level of support is required given the complexity associated with the process. Underscoring the value of the traditional brokerage model, after declining modestly during the height of the residential real estate market to 2.47% per transaction side, the average broker commission rate earned by our franchisees and our owned operations has held steady at approximately 2.52% over the past three years.

Cyclical nature of industry. The existing homesale real estate industry is cyclical in nature and has historically shown strong growth. Based on information published by NAR, existing homesale units increased at a compound annual growth rate, or CAGR, of 1.8% from 1972 through 2012, with unit increases 25 times on an annual basis, versus 15 annual decreases. During that same period, median existing homesale prices increased at a CAGR of 4.8% (not adjusted for inflation) from 1972 through 2012, a period that included four economic recessions. According to NAR, the existing homesale transaction volume (median homesale price times existing homesale transactions) was approximately $825 billion in 2012 and grew at a CAGR of 6.8% from 1972 through 2012.

Commencing in the second half of 2005 and continuing through 2011, the existing homesale real estate industry was in a significant and lengthy downturn. Based upon data published by NAR from 2005 to 2011, the number of annual U.S. existing homesale units declined by 40% and the median existing homesale price declined by 24%. Despite economic headwinds that particularly impacted the housing market, according to NAR, the number of existing homesale transactions from 2008 to 2011 were in the 4.1 to 4.3 million range on an annual basis. During 2012, the industry evidenced the beginning of a recovery and the recovery has continued in 2013. According to NAR, existing homesale transactions and median existing homesale price increased 10% and 6%, respectively, in 2012 compared to 2011. The beginning of the housing recovery in 2012 was particularly evident with respect to year-over-year unit growth. The most recent NAR forecast estimates that the volume of existing homesales (i.e. median homesale price times number of homesale transactions) will increase 14% for the full year 2013 compared to 2012 and increase a further 10% in 2014 compared to 2013. We believe that the 2012 and 2013 year-to-date improvement in the residential real estate market may be reflective of a continuing market recovery driven by lower interest rates, fewer foreclosures, high affordability of home ownership, and demand that has built up during a period of economic uncertainty. The inventory supply is returning to a more typical level (and in certain areas of the country, a lack of inventory at lower price points) and acting as a stabilizing force on home prices. In addition, as rental prices have recently continued to rise, the cost of owning a home is now lower than the rental of a comparable property in the vast majority of U.S. metropolitan areas.

As of their most recent releases, Fannie Mae and NAR are forecasting an 10% and a 7% increase in existing homesale transactions for 2013 compared to 2012, respectively. With respect to homesale prices, NAR’s most recent release is forecasting median homesale prices for 2013 to increase 7% compared to 2012. Fannie Mae’s most recent forecast shows a 4% increase in median homesale price for 2013 compared to 2012. For 2014, NAR is forecasting a 6% increase in homesales to 5.3 million units compared to 2013. NAR also is forecasting a 4% increase in median existing homesale prices in 2014 compared to 2013.

Although there have been concerns about significant “shadow inventory” (i.e., properties where the homeowner is seriously delinquent in meeting its mortgage obligations or where the property is in some stage of foreclosure or already a real estate owned property (“REO”)), we do not believe that this will have a significant impact on our business, as the concentration of the shadow inventory is limited to a few regions of the country and the potential increase in unit sales activity should offset in whole or in part the adverse impact on home prices in these regions. Furthermore, according to NAR, the percentage of distressed properties has declined from 34% of sales in February 2012 to 25% of sales in February 2013, and institutions holding distressed mortgages have increasingly shifted activity away from REOs and focused on short sales, which are less disruptive to the market.

Favorable long-term demographics. We believe that long-term demand for housing and the growth of our industry is primarily driven by affordability, the economic health of the U.S. economy, positive demographic trends such as population growth, increases in the number of U.S. households, low interest rates, increases in renters that qualify as homebuyers and locally based factors. We believe that the residential real estate market will benefit over the long term from expected positive fundamentals, including the following factors:

•

based on U.S. Census data and NAR, from 1991 through 2012, the average number of existing homesale transactions as a percentage of U.S. households was approximately 4.5%, compared to an average of approximately 3.8% from 2007 through 2012. During the same period, the number of U.S. households grew from 94 million in 1991 to 121 million in 2012, increasing at a 1% CAGR. We believe that as the U.S. economy stabilizes, the number of existing homesale transactions as a percentage of U.S. households will progress to the 4.5% mean level and the number of annual existing homesale transactions will increase;

•

according to the 2011 State of the Nation’s Housing Report compiled by the Joint Center for Housing Studies at Harvard University, the number of U.S. households is projected to grow by an average of 1.2 million annually from 2010 to 2020. Assuming this annual household formation and given the lack of new home building activity over the past several years, we would expect both home sale price and volume to exhibit strong growth over the long term;

•	aging echo boomers (i.e., children born to baby boomers) are expected to drive much of the next U.S. household growth;

•	we believe that as baby boomers age, a portion are likely to purchase smaller homes or purchase retirement homes thereby increasing homesale activity; and

•	according to NAR, the number of renters that qualify to buy a median priced home increased from 9 million in 2005 to 20 million in 2012.

Our Strengths

We believe that our scale, market leadership, breadth of complementary servicing offerings and operations, and the substantial brand equity of our portfolio of brokerage brands, coupled with our efficient shared back office operations are distinguishing factors in our industry and provide us with various competitive advantages. These strengths include the following:

The market leader in residential real estate services. We believe that we are the preeminent provider of residential real estate services with a strong market presence in each of our business units. For instance:

•

in 2012, we were involved, either through our franchise operations or company owned brokerage offices, in approximately 26% of all existing domestic homesale transaction volume that involved a real estate brokerage firm;

•	our franchise real estate brokerage business is more than two and a half times larger than our nearest competitor when measured by the number of independent sales associates;

•	our owned real estate brokerage business generates approximately three and a half times the sales volume of our nearest domestic competitor;

•	our relocation services business is nearly double that of our nearest competitor when measured by the volume of relocated employees in 2012; and

•

our title and settlement services business continues to strengthen through continued participation in NRT transactions, expansion of services provided to third party mortgage originators and growth in title underwriting.

World class portfolio of real estate brands serving all market segments. We are the only major residential real estate services provider to successfully manage multiple, locally competing real estate brands on both a national and international basis. Our brands are among the most well known and established real estate brokerage brands in the world. The strong image and familiarity of our brands attract potential real estate buyers and sellers to seek out brokers affiliated with our brands. We believe that brand recognition is important in the real estate business because home buyers and sellers are generally infrequent users of brokerage services and typically rely on reputation and market prominence as well as word-of-mouth recommendations. In addition, we believe that brand recognition contributes significantly to the retention of independent sales associates, as evidenced by the retention of the production of approximately 94% of our first and second quartile of sales associates at NRT through December 31, 2012, as well as the retention of our franchisees, as evidenced by our franchisee retention rate of 97% of gross commission income in our franchise system through December 31, 2012. Our broad array of brands and operations allows us to derive revenue from many different segments of the residential real estate market, in many different geographies and at varying price points. For example, our Sotheby’s brand serves the high-end market and its global brand recognition is fueling its strong international growth, while our Century 21® brand serves all market segments in the U.S. and internationally as one of the most recognizable names in real estate.

Attractive business model with recurring revenue base. We believe that our established role as an intermediary in the home sale process and our integrated fee-for-services platform creates a strong business model with recurring revenue streams. Our real estate franchise operations have a recurring franchisee revenue base, generate high profit margins and require relatively modest capital investment. We also realize significant economies of scale by servicing multiple brands with a single shared service organization that provides, among other services, accounting, collection and technology platforms that benefit all our brands. We believe that our business model positions us well to take advantage of the continually-evolving housing needs of individuals across the demographic spectrum, providing a certain level of recurring revenue.

Revenue enhancing “value circle” among our complementary businesses. We believe that our four complementary businesses and mortgage joint venture uniquely position us to generate revenue growth opportunities from the multiple components of a residential real estate transaction, with each service generating the potential for revenues in ancillary services offered by other business units. We believe that our strong, long-term relationships with our franchisees, the broad range of our real estate and relocation services and our ability to capture incremental business opportunities through cross-selling many of our related products and services provide us with significant market place advantages and incremental revenue generation opportunities.

Well-positioned for a residential real estate market recovery. Since 2005, we have instituted a number of actions that we believe more favorably position our business, relative to prior residential real estate market cycles, to take advantage of a continued residential real estate market recovery. Although the unfavorable conditions in the real estate market have resulted in significant operating losses over the last several years, we have reduced our operating cost base by approximately $500 million since 2006, of which approximately $200 million of the reduction occurred from 2009 to 2011. We believe that we will be able to maintain a significant majority of those savings as the residential housing market continues its recovery. Furthermore, we have continued to invest in our business to drive future growth opportunities. For example, in 2008 we launched the Better Homes and Gardens® Real Estate brokerage brand to expand market penetration opportunities. At RFG, we have continued to enlarge our franchise network footprint by adding a significant number of new franchisees and at NRT we have continued to add to our sales associate base by recruiting productive new sales associates and strategically acquiring brokerage firms. In addition, we expanded the Cartus global footprint through the acquisition of Primacy Relocation LLC (“Primacy”) in 2010. Our historically strong performance at higher residential real estate activity levels, combined with the investments we have made in our business and the cost-saving actions we have taken, position us to take advantage of a continued residential real estate market recovery.

Attractive cash flow generation characteristics. Following the completion of the IPO and related transactions, we reduced our outstanding indebtedness by approximately $2.9 billion and expect to further reduce our indebtedness through the anticipated redemption in April 2013 of approximately $130 million aggregate outstanding principal amount of our 12.00% Senior Notes and approximately $200 million aggregate outstanding principal amount of our Senior Subordinated Notes. The significant reduction of our interest expense associated with the elimination of such indebtedness, combined with our modest capital expenditure requirements and the substantial reduction of future cash taxes from the anticipated utilization of approximately $2.3 billion of net operating loss carry forwards as of December 31, 2012, positions us to generate significant free cash flow. The cash tax benefit from our net operating losses (“NOLs”) is dependent upon our ability to generate sufficient taxable income. Accordingly, we may be unable to earn enough taxable income in order to fully utilize our current NOLs.

Industry leading management team. Our executive officers have extensive experience in the real estate industry, which we believe is an essential component to our future growth. Our senior executive management team combines a deep knowledge of the real estate markets and an understanding of industry trends. We believe that our depth of experience in these areas has enabled us to effectively manage through the economic downturn despite our significant operating losses during such time, adapt to technological advances, operate more effectively, and remain a preeminent provider of real estate and relocation services in the U.S.

Our Strategies

We intend to pursue the following key elements of our business strategy in order to continue to grow and strengthen the Company:

Capitalize on a residential real estate market recovery. Since 2005, we have undertaken significant efforts to streamline our businesses, expand our operational footprint and invest in our business which we believe positions us well to capitalize on a continued residential real estate market recovery. Notwithstanding the fact that we incurred net losses for the years ended December 31, 2012 and December 31, 2011 primarily due to our high interest expense obligations combined with the downturn in the residential real estate market, we believe that our business model will allow us to achieve incremental EBITDA driven by macroeconomic improvements to the overall residential real estate market and/or due to actions taken by management to improve our market position through organic gains or strategic acquisitions. For example, in 2012, EBITDA at NRT and RFG combined would have increased by approximately $12 million (assuming all other variables remain constant) with every 1% increase in either our homesale sides or average selling price. In addition, EBITDA at Cartus and TRG will also benefit from the recovering residential real estate market and overall economy.

Continue to utilize our technology platform to add value and differentiate our services. We believe that we effectively use innovative technology to attract more customers, enhance sales associates’ productivity and improve our profitability. We intend to continue to identify, acquire, develop, and market new technologies and tools that are designed to further solidify our market position, expand our customer base, convert Internet leads into revenue generating opportunities, be more responsive to our customers’ needs and help our independent sales associates to become more efficient and successful. We continue to expand our technological platform to effectively leverage technologies across our franchised and proprietary brands and differentiate our business from new entrants in the real estate market. This technological platform allows us to continue to strengthen ties and maximize connectivity with our independent sales associates, franchisees, corporate customers and home buyers.

Ongoing focus on growth opportunities. We continue to focus on the growth of our businesses, and believe that each of our segments is well-positioned to take advantage of unique growth opportunities.

•

Real Estate Franchise Services. We intend to grow our real estate franchise business by selling new franchises and helping current franchisees recruit productive sales associates and grow their businesses. We believe we have significant incremental franchise sales opportunities with real estate brokers that are unaffiliated with a real estate brand, currently estimated to represent 62% of brokers, as well as real estate brokers that are affiliated with competing brands. We believe our franchise sales force can effectively market our franchise systems to these brokerages by leveraging our brand names, technologies, sales, marketing and educational support systems, and prospective participation in the Cartus Broker Network, which is a network of real estate brokers consisting of our company owned brokerage operations, select franchisees and independent real estate brokers who have been approved to become members. We also intend to continue to expand our international presence through the sale of international master franchises (with the right to subfranchise), which has been our primary method of international expansion at RFG in 101 countries and territories, and, with some of our brands, direct franchise sales.

•

Company Owned Real Estate Brokerage Services. We intend to continue to recruit, acquire and develop effective independent sales associates who can successfully engage and promote transactions from new and existing clients, which we believe will increase NRT’s profit margins due in part to our ability to incorporate new sales associates into our existing infrastructure. We also intend to continue to optimize our office footprint by opportunistically consolidating offices, rationalizing office size and reducing lease expense where appropriate in order to enhance overall profitability.

•

Relocation Services. We intend to continue to expand our relocation services business domestically and globally through a combination of adding new clients, providing additional services to existing clients and providing new product offerings. In 2012, we signed 117 new clients and expanded services provided to approximately 300 existing clients, and our pipeline of client prospects for 2013 is robust. We also intend to grow our affinity services business, which provide our services to organizations such as insurance companies and credit unions that have established members.

•

Title and Settlement Services. We intend to grow our title and settlement services business by recruiting title and escrow sales associates in existing markets and by completing acquisitions to expand our geographic footprint or complement existing operations. We also intend to continue to increase our capture rate of title business from our NRT homesale sides. During 2012, approximately 40% of the customers of our company owned brokerage offices where we offer title coverage also utilized our title and settlement services. In addition, we expect to continue to grow and diversify our lender channel and our title underwriting businesses by expanding and adding clients and increasing our agent base, respectively.

Utilize Cash Flow from Operations to further reduce indebtedness. Although we do not have any significant corporate debt maturities until 2017, with the positive cash flow we expect to generate from improved profitability as a result of the continuation of the residential real estate market recovery, our low capital expenditure requirements, low cash income taxes as a result of the anticipated utilization of our significant net operating loss position of $2.3 billion as of December 31, 2012 and our reduced annual interest expense following the IPO and related transactions, we intend to use a substantial portion of the cash flow generated from our business and the remaining net proceeds from the IPO to further reduce our outstanding indebtedness in the future. The cash tax benefit from our NOLs is dependent upon our ability to generate sufficient taxable income. Accordingly, we may be unable to earn enough taxable income in order to fully utilize our current NOLs.

Recent Developments

The following preliminary, unaudited financial information reflects our expectations with respect to our results of operations for the quarter ended March 31, 2013, based on currently available information. We have not yet finalized our financial statements as of and for the quarter ended March 31, 2013, and our independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to the preliminary financial information presented below and accordingly does not express an opinion or any form of assurance with respect thereto. Actual results for the period may differ materially from the preliminary estimates presented below.

Preliminary Results for the Quarter Ended March 31, 2013

Net revenue for the three months ended March 31, 2013, is expected to be in the range of $950 million to $960 million, representing an increase of 9% to 10% compared to the three months ended March 31, 2012. Adjusted EBITDA for the three months ended March 31, 2013, is expected to be in the range of $70 million to $74 million, representing a 32% to 40% increase compared to the three months ended March 31, 2012. Net loss attributable to Realogy Holdings for the three months ended March 31, 2013 is expected to be in the range of $69 million to $78 million. Net loss attributable to Realogy Holdings for the period includes approximately $89 million of interest expense, a reduction of approximately $81 million, or 48%, compared to the three months ended March 31, 2012, and approximately $42 million of depreciation and amortization. Annual cash interest for 2013 is expected to be in the range of $315 to $320 million, which gives effect to the amendment and restatement of our senior secured credit facility and our anticipated redemption of our 12.00% Senior Notes and Senior Subordinated Notes in April 2013 as described above. For more information, see “Capitalization.”

The improved results were largely due to an increase in the volume of completed homesales at RFG and NRT. On a company-wide basis, our volume of completed homesales increased 14% year-over-year. Specifically, RFG had a 9% increase in average homesale price and a 6% increase in homesale transaction sides year-over-year, while NRT had a 6% increase in average homesale price and a 5% increase in homesale transaction sides during the first quarter of 2013 as compared to the prior year’s first quarter. The first quarter of 2013 contained one less business day than the first quarter of 2012, which adversely impacted the results by approximately 2% compared to the prior year period.

We believe average homesale prices continue to react to low inventory levels as demand is exceeding available supply, although we believe such inventory levels are modestly increasing. Based on our open contracts in February and March that we expect to close in the second quarter of 2013, we currently estimate that the volume of completed homesales will increase in the low- to mid-teens in the second quarter of 2013 at RFG and NRT combined.

A reconciliation of the net loss attributable to Realogy Holdings to Adjusted EBITDA for the three months ended March 31, 2012 and the anticipated range of net loss attributable to Realogy Holdings to Adjusted EBITDA for the three months ended March 31, 2013 is set forth in the following table:

	Three Months Ended March 31, 2013		Three Months Ended March 31, 2012
	Low	High
Net loss attributable to Realogy Holdings	$(78)	$(69)	$(192)
Income tax expense	10	5	7

Loss before income taxes	(68)	(64)	(185)
Interest expense, net	89	89	170
Depreciation and amortization	42	42	45

EBITDA	$63	$67	$30

Legacy costs, merger costs and restructuring costs	1	1	—
Loss on early extinguishment of debt	3	3	6
Pro forma effect of business optimization initiatives	3	3	9
Non-recurring fair value adjustments for purchase accounting	—	—	1
Non-cash charges	(2)	(2)	—
Pro forma effect of acquisitions and new franchises	1	1	1
Apollo management fees	—	—	4
Incremental securitization interest costs	1	1	2

Adjusted EBITDA	$70	$74	$53

See note (3) in “—Summary Historical Consolidated Financial Data” below for the definitions of “EBITDA” and “Adjusted EBITDA” and a discussion of the limitations of such non-GAAP measures and the adjustments.

A reconciliation of the anticipated range of the net loss attributable to Realogy Holdings to Adjusted EBITDA for the twelve months ended March 31, 2013 is set forth in the following table:

	Twelve Months Ended March 31, 2013
	Low	High
Net loss attributable to Realogy Holdings	$(429)	$(420)
Income tax expense	42	37

Loss before income taxes	(387)	(383)
Interest expense, net	447	447
Depreciation and amortization	170	170

EBITDA	$230	$234

Legacy costs, merger costs and restructuring costs	5	5
IPO related costs for the Convertible Notes	361	361
Loss on early extinguishment of debt	21	21
Pro forma effect of cost savings	7	7
Pro forma effect of business optimization initiatives	25	25
Non-cash charges	(5)	(5)
Non-recurring fair value adjustments for purchase accounting	2	2
Pro forma effect of acquisitions and new franchisees	6	6
Apollo management fees	35	35
Incremental securitization interest costs	6	6

Adjusted EBITDA	$693	$697

See note (3) in “—Summary Historical Consolidated Financial Data” below for the definitions of “EBITDA” and “Adjusted EBITDA” and a discussion of the limitations of such non-GAAP measures and the adjustments.

Principal Stockholders

Our principal stockholders are investment funds affiliated with or managed by Apollo Management VI, L.P. or one of its affiliates (the “Apollo Funds”). The Apollo Funds are affiliates of Apollo Global Management, LLC (together with its subsidiaries, “Apollo”). The Apollo Funds are offering shares of common stock in this offering, which were issued to the Apollo Funds in connection with our acquisition in 2007 by the Apollo Funds, upon the conversion of the Convertible Notes previously held by certain of them in conjunction with the IPO and pursuant to the letter agreements entered into in connection therewith. See “Certain Relationships and Related Transactions, and Director Independence” in Part III, Item 13 of our Annual Report on Form 10-K for the year ended December 31, 2012, incorporated by reference herein for a discussion of our transactions and agreements with Apollo, certain of which relate to our governance. As of April 5, 2013, the Apollo Funds indirectly beneficially owned approximately 45% of our common stock. After giving effect to this offering, the Apollo Funds would continue to beneficially own approximately 21% of our common stock (or approximately 17% if the underwriters exercise their option to purchase additional shares in full). See “Selling Stockholders.” Founded in 1990, Apollo is one of the world’s largest alternative investment managers, with total assets under management of approximately $113 billion as of December 31, 2012, and a team of over 250 seasoned investment professionals located in ten offices around the world.

Our headquarters are located at One Campus Drive, Parsippany, New Jersey 07054. We have entered into a lease for new corporate headquarters at 175 Park Avenue, Madison, New Jersey 07940, and expect to take occupancy of the new headquarters in April 2013. Our general telephone number is (973) 407-2000. We were incorporated on December 14, 2006 in the State of Delaware. We maintain an Internet website at http://www.realogy.com. Our website address is provided as an inactive textual reference. The contents of our website or accessible through our website are not incorporated by reference herein or otherwise a part of this prospectus supplement.

As used in this prospectus supplement, the term “Unsecured Notes” refers, collectively, to our 11.50% Senior Notes due 2017 (the “11.50% Senior Notes”), 12.00% Senior Notes due 2017 (the “12.00% Senior Notes”), 12.375% Senior Subordinated Notes due 2015 (the “12.375% Senior Subordinated Notes”) and 13.375% Senior Subordinated Notes due 2018 (together with the 12.375% Senior Subordinated Notes, the “Senior Subordinated Notes”). The term “Convertible Notes” refers collectively to our previously outstanding 11.00% Series A Convertible Notes due 2018, the 11.00% Series B Convertible Notes due 2018 and the 11.00% Series C Convertible Notes due 2018. The term “7.875% First and a Half Lien Notes” refers to our 7.875% Senior Secured Notes due 2019. The term “9.000% First and a Half Lien Notes” refers to our 9.000% Senior Secured Notes due 2020. The term “First and a Half Lien Notes” refers, collectively, to our 7.875% First and a Half Lien Notes and 9.000% First and a Half Lien Notes. The term “First Lien Notes” refers to our 7.625% Senior Secured First Lien Notes due 2020.

THE OFFERING

Issuer	Realogy Holdings Corp.

Common stock offered by the selling stockholders	35,000,000 shares.

Common stock outstanding after this offering	145,370,433 shares.

Underwriters’ option to purchase additional shares	The selling stockholders have granted the underwriters an option to purchase up to an additional 5,250,000 shares of common stock within 30 days from the date of this prospectus supplement.

Use of proceeds	The selling stockholders will receive all net proceeds from the sale of our common stock in this offering. We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholders. See “Use of Proceeds.”

Dividend Policy	We do not currently anticipate paying dividends on our common stock. Any declaration and payment of future dividends to holders of our common stock may be limited by restrictive covenants in our debt agreements, and will be at the sole discretion of our board of directors (the “Board of Directors”) and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applicable to the payment of dividends and other considerations that our Board of Directors deems relevant. See “Dividend Policy.”

New York Stock Exchange symbol	“RLGY.”

Risk factors	Investing in our common stock involves risks. See the sections titled “Risk Factors,” in this prospectus supplement, the accompanying prospectus, any free writing prospectus prepared by or on behalf of us and the documents incorporated by reference herein or therein, for a discussion of certain risks you should consider before investing in our common stock.

Conflicts of interest	Affiliates of Apollo Global Securities, LLC own more than 10% of our outstanding common stock. Because Apollo Global Securities, LLC is an underwriter for this offering, it is deemed to have a “conflict of interest” within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121(f)(5)(B). In addition, affiliates of Apollo Global Securities, LLC will be deemed to receive more than 5% of net offering proceeds and will have a “conflict of interest” pursuant to Rule 5121 (f)(5)(C)(ii). Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. Since Apollo Global Securities LLC is not primarily responsible for managing this offering, pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary. Apollo Global Securities, LLC will not confirm sales to discretionary accounts without the prior written approval of the customer.

Unless the context requires otherwise, the number of shares of our common stock to be outstanding after this offering is based on 145,370,433 shares outstanding as of April 5, 2013. The number of shares of common stock outstanding after this offering excludes:

•

2,224,076 shares of common stock reserved for future issuance under the Realogy Holdings 2007 Stock Incentive Plan, including, as of December 31, 2012, an aggregate of 207,700 shares of common stock issuable upon the exercise of currently exercisable options at a weighted average exercise price of $47.00 and 1,396,089 shares of common stock issuable upon the exercise of outstanding options which have not yet vested, at a weighted average exercise price of $22.36, and shares issuable pursuant to the Realogy Group Phantom Value Plan (the “Phantom Value Plan”), in connection with this offering; and

•

6,510,000 shares of common stock reserved for future issuance under the 2012 Long-Term Incentive Plan, which includes an aggregate of 1,662,573 shares issuable upon the exercise of outstanding options, which have not yet vested, at a weighted average exercise price of $27.05.

Except as otherwise indicated, the information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents our summary historical consolidated financial data and operating statistics. The consolidated statement of operations data and cash flow data for the years ended December 31, 2012, 2011 and 2010 and the consolidated balance sheet data as of December 31, 2012 and 2011 have been derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement. The consolidated balance sheet data as of December 31, 2010 have been derived from our audited consolidated financial statements not incorporated by reference in this prospectus supplement.

The summary historical consolidated financial data and operating statistics presented below should be read in conjunction with the sections in this prospectus supplement titled “Use of Proceeds” and “Capitalization” and our consolidated financial statements, the accompanying notes and the other financial information incorporated by reference in this prospectus supplement.

(In millions, except per share data)	As of and For the Year Ended December 31,
	2012	2011	2010
Statement of Operations Data:
Net revenue	$4,672	$4,093	$4,090
Total expenses (1)	5,235	4,526	4,084

Income (loss) before income taxes, equity in earnings and noncontrolling interests	(563)	(433)	6
Income tax expense	39	32	133
Equity in earnings of unconsolidated entities	(62)	(26)	(30)

Net loss	(540)	(439)	(97)
Less: Net income attributable to noncontrolling interests	(3)	(2)	(2)

Net loss attributable to Realogy Holdings (2)	$(543)	$(441)	$(99)

Basic loss per share	$(14.41)	$(55.01)	$(12.35)
Diluted loss per share	(14.41)	(55.01)	(12.35)
Other Data:
Interest expense, net (2)	$528	$666	$604
Depreciation and amortization	173	186	197
Loss on the early extinguishment of debt	24	36	—
Net cash used in operating activities	(103)	(192)	(118)
Net cash used in investing activities	(66)	(49)	(70)
Net cash provided by financing activities	401	192	124
Adjusted EBITDA (3)	$674	$571	$633
Senior secured leverage ratio for the trailing twelve month period (3)	3.30x	4.44x	4.59x
Balance Sheet Data:
Cash and cash equivalents (4)	$376	$143	$192
Securitization assets (5)	309	366	393
Total assets	7,445	7,350	7,569
Securitization obligations	261	327	331
Long-term debt, including short-term portion	4,366	7,150	6,892
Equity (deficit)	1,519	(1,499)	(1,063)

(1)	Total expenses for the year ended December 31, 2012 includes IPO related costs of $361 million, composed of a non-recurring cash fee of approximately $105 million paid to certain significant holders of the Convertible Notes (attributable to the semi-annual interest payment thereon) and a non-cash expense of $256 million relating to shares of common stock issued to holders of the Convertible Notes pursuant to letter agreements entered into in connection with the IPO.

(2)	If the IPO and related transactions had been completed on January 1, 2012, our interest expense, net, and net loss attributable to Realogy Holdings for the year ended December 31, 2012 of $528 million and $543 million, respectively, would each have been reduced by $233 million. If the $105 million cash fee amount described in note (1) had been included in interest expense and not reflected as an IPO-related cost due to the letter agreements entered into with Convertible Note holders, our 2012 annualized cash interest savings would have been $338 million.
(3)	We define “EBITDA” as net income (loss) before depreciation and amortization, interest expense, net (other than relocation services interest for securitization assets and securitization obligations) and income taxes. We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by investors, securities analysts and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.

“Adjusted EBITDA” calculated for a 12-month period corresponds to the definition of “EBITDA,” calculated on a “pro forma basis,” used in our senior secured credit facility to calculate the senior secured leverage ratio. Adjusted EBITDA includes adjustments to EBITDA for merger costs, restructuring costs and former parent legacy costs (benefit), net, IPO related costs for the Convertible Notes, loss on the early extinguishment of debt, pro forma cost savings for restructuring initiatives, pro forma effect of business optimization initiatives, non-cash charges, non-recurring fair value adjustments for purchase accounting, pro forma effect of acquisitions and new franchisees, Apollo management fees and incremental securitization interest costs, in each case calculated as of the beginning of the 12-month period. Adjusted EBITDA calculated for a three-month period adjusts for the same items as for a 12-month period, except that the pro forma effect of cost savings, business optimizations and acquisitions and new franchisees are calculated as of the beginning of the three-month period instead of the 12-month period. EBITDA and Adjusted EBITDA are supplemental measures of performance that are not required by, or presented in accordance with GAAP and may be calculated differently by other companies, including other companies in our industry, limiting their usefulness as comparative measures. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute to any GAAP measures and should be assessed alongside other performance measures, including operating income, net income and our other GAAP results. For further discussion of EBITDA and Adjusted EBITDA, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the year ended December 31, 2012, incorporated herein by reference.

Set forth in the table below is a reconciliation of net loss attributable to Realogy Holdings to Adjusted EBITDA as calculated in accordance with the senior secured credit facility and presented in certificates delivered to the lenders under the senior secured credit facility for the years ended December 31, 2012, 2011 and 2010:

	For the Year Ended
	December 31, 2012	December 31, 2011	December 31, 2010
Net loss attributable to Realogy Holdings (a)	$(543)	$(441)	$(99)
Income tax expense	39	32	133

Income (loss) before income taxes	(504)	(409)	34
Interest expense, net (a)	528	666	604
Depreciation and amortization	173	186	197

EBITDA	197	443	835
Merger costs, restructuring costs and former parent legacy costs (benefit), net (b)	4	(3)	(301)
IPO related costs for the Convertible Notes (a)	361	—	—
Loss on the early extinguishment of debt	24	36	—
Pro forma cost savings for restructuring initiatives (c)	7	11	20
Pro forma effect of business optimization initiatives (d)	31	52	49
Non-cash charges (e)	(3)	4	(4)
Non-recurring fair value adjustments for purchase accounting (f)	3	4	4
Pro forma effect of acquisitions and new franchisees (g)	5	7	13
Apollo management fees (h)	39	15	15
Incremental securitization interest costs (i)	6	2	2

Adjusted EBITDA	$674	$571	$633

Total senior secured net debt (j)	2,224	2,536	2,905

Senior secured leverage ratio	3.30x	4.44x	4.59x

(a)	See notes (1) and (2) above.
(b)	Consists of:

	For the Year Ended
	December 31, 2012	December 31, 2011	December 31, 2010
Restructuring costs	$12	$11	$21
Merger costs	—	1	1
Former parent legacy benefits	(8)	(15)	(323)

	$4	$(3)	$(301)

(c)	Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during the period. The adjustment shown represents the impact the savings would have had on the period from the first day of the period through the time they were put in place, had those actions been effected as of such date.

	For the Year Ended
	December 31, 2012	December 31, 2011	December 31, 2010
Expected reduction in operating costs based on a three or 12-month run-rate	$14	$21	$34
Estimated savings realized from the time they were put in place	7	10	14

	$7	$11	$20

(d)	Represents the 12-month pro forma effect of business optimization initiatives that have been completed to reduce costs.

	For the Year Ended
	December 31, 2012	December 31, 2011	December 31, 2010
Relocation Services integration costs and acquisition related non-cash adjustments	$3	$1	$12
Vendor renegotiations	3	6	6
Employee retention accruals	26	41	23
Other initiatives	2	4	8
Adjustment for at risk homesale reserves	(3)	—	—

	$31	$52	$49

The employee retention accruals reflect the employee retention plans that were implemented in lieu of our customary bonus plans, due to the ongoing and prolonged downturn in the housing market in order to ensure the retention of executive officers and other key personnel, principally within our corporate services unit and the corporate offices of our four business units.

(e)	Represents the elimination of non-cash expenses, including:

	For the Year Ended
	December 31, 2012	December 31, 2011	December 31, 2010
Stock-based compensation expense	$5	$7	$6
Change in allowance for doubtful accounts and notes reserves	(10)	(7)	(8)
Other items	2	4	(2)

	$(3)	$4	$(4)

(f)	Reflects the adjustment for the negative impact of fair value adjustments for purchase accounting at the operating business segments primarily related to deferred rent.
(g)	Represents the estimated impact of acquisitions and new franchisees as if they had been acquired or signed at the beginning of the period. Franchisee sales activity is comprised of new franchise agreements as well as growth acquired by existing franchisees with our assistance. We have made a number of assumptions in calculating such estimate and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts at the beginning of the period.
(h)	Represents the fees paid to Apollo for termination of the management agreement.
(i)	Reflects the incremental borrowing costs incurred as a result of the securitization facilities refinancing.
(j)	Represents total borrowings under the senior secured credit facility of (x) $2,525 million plus $12 million of capital lease obligations less $313 million of readily available cash as of December 31, 2012, (y) $2,626 million plus $11 million of capital lease obligations less $101 million of readily available cash as of December 31, 2011 and (z) $3,059 million plus $12 million of capital lease obligations less $166 million of readily available cash as of December 31, 2010. Pursuant to the terms of the senior secured credit facility, senior secured net debt does not include First and a Half Lien Notes, other indebtedness that is secured by a lien that is pari passu or junior to the First and a Half Lien Notes, including our $650 million of second lien term loans under the incremental loan feature of the senior secured credit facility (the “Second Lien Loans”), securitization obligations or the Unsecured Notes.

(3)	Readily available cash as of December 31, 2012 was $313 million. Readily available cash includes cash and cash equivalents less statutory cash required for our title business.

(4)	Represents the portion of relocation receivables and advances, relocation properties held for sale and other related assets that collateralize our securitization obligations. See Note 8 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012, incorporated herein by reference, for further information about our securitization obligations.

Key Business Drivers

The following table presents our drivers for the years ended December 31, 2012, 2011 and 2010:

	Year Ended December 31,
	2012	2011	2010
Operating Statistics:
Real Estate Franchise Services (1)
Closed homesale sides (2)	988,624	909,610	922,341
Average homesale price (3)	$213,575	$198,268	$198,076
Average homesale broker commission rate (4)	2.54%	2.55%	2.54%
Net effective royalty rate (5)	4.63%	4.84%	5.00%
Royalty per side (6)	$262	$256	$262
Company Owned Real Estate Brokerage Services (7)
Closed homesale sides (2)	289,409	254,522	255,287
Average homesale price (3)	$444,638	$426,402	$435,500
Average homesale broker commission rate (4)	2.49%	2.50%	2.48%
Gross commission income per side (8)	$11,826	$11,461	$11,571
Relocation Services
Initiations (9)	158,162	153,269	148,304
Referrals (10)	79,327	72,169	69,605
Title and Settlement Services
Purchase title and closing units (11)	105,156	93,245	94,290
Refinance title and closing units (12)	89,220	62,850	62,225
Average fee per closing unit (13)	$1,362	$1,409	$1,386

(1)	These amounts include all franchisees except for our Company Owned Real Estate Brokerage Services segment.
(2)	A closed home sale side represents either the “buy” side or the “sell” side of a homesale transaction.
(3)	Represents the average selling price of closed homesale transactions.
(4)	Represents the average commission rate earned on either the “buy” side or “sell” side of a homesale transaction.
(5)	Represents the average percentage of our franchisees’ commission revenue (excluding NRT) paid to the Real Estate Franchise Services segment as a royalty. The net effective royalty rate does not include the effect of non-standard incentives granted to some franchisees. Royalty fees are charged to all franchisees pursuant to the terms of the relevant franchise agreements and are included in each of the real estate brands’ franchise disclosure documents. Non-standard incentives are occasionally used by the sales force as consideration for new or renewing franchisees. Due to the limited number of franchisees that receive these non-standard incentives, we believe excluding such incentives from the net effective royalty rate provides a more meaningful average for typical franchisees. We anticipate that as the housing market recovery continues and our franchise revenues increase, the impact of these non-standard incentives on the net effective royalty rate will decrease accordingly. The inclusion of these non-standard incentives would reduce the net effective royalty rate by approximately 16 basis points for the year ended December 31, 2012.
(6)	Represents net domestic royalties earned from our franchisees (excluding NRT) divided by the total number of our franchisees’ closed homesale sides.

(7)	Our real estate brokerage business has a significant concentration of offices and transactions in geographic regions where home prices are at the higher end of the U.S. real estate market, particularly the east and west coasts. The real estate franchise business has franchised offices that are more widely dispersed across the United States than our real estate brokerage operations. Accordingly, operating results and homesale statistics may differ between our brokerage and franchise businesses based upon geographic presence and the corresponding homesale activity in each geographic region.
(8)	Represents gross commission income divided by closed homesale sides. Gross commission income includes commissions earned in homesale transactions and certain other activities, primarily leasing and property management transactions.
(9)	Represents the total number of transferees served by the relocation services business. Revenue is recognized when services are performed. The amounts presented for the year ended December 31, 2010 include 26,087 initiations as a result of the acquisition of Primacy in January 2010.
(10)	Represents the number of completed referral transactions from which we earned revenue from real estate brokers. The amounts presented for the year ended December 31, 2010 include 4,997 referrals as a result of the acquisition of Primacy in January 2010.
(11)	Represents the number of title and closing units processed as a result of a home purchases.
(12)	Represents the number of title and closing units processed as a result of homeowners refinancing their home loans.
(13)	Represents the average fee we earn on purchase title and refinancing title units.

RISK FACTORS

You should carefully consider each of the following risk factors and all of the other information set forth in, and incorporated by reference into, this prospectus supplement and the accompanying prospectus. The risk factors generally have been separated into three groups: (1) risks related to our business; (2) risks related to our indebtedness; and (3) risks related to an investment in our common stock. Based on the information currently known to us, we believe that the following information identifies the most significant risk factors affecting us and our common stock. However, the risks and uncertainties are not limited to those set forth in the risk factors described below or incorporated by reference herein. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. As a result, the trading price of our common stock could decline and you may lose all or part of your investment. You should carefully consider the following risk factors and all other information contained in, and incorporated by reference into, this prospectus supplement and the accompanying prospectus before making any investment decision.

Risks Related to Our Business

The residential real estate market is cyclical and we are negatively impacted by downturns in this market and general economic conditions.

The residential real estate market tends to be cyclical and typically is affected by changes in general economic conditions which are beyond our control. Based upon data published by NAR, from 2005 to 2011, annual U.S. existing homesale units declined by 40% and the median homesale price declined by 24%. During 2012, the U.S. residential real estate market evidenced the beginning of a housing recovery. However, we cannot predict the duration or strength of the recovery or if and when the market and related economic forces will return the U.S. residential real estate industry to a period of sustained growth. If the residential real estate market or the economy as a whole does not improve, our business, financial condition and liquidity may be materially adversely affected, including our ability to access capital and grow our business.

Any of the following could halt or limit a recovery in the housing market and have a material adverse effect on our business by causing a lack of sustained growth or a decline in the number of homesales and/or prices which, in turn, could adversely affect our revenues and profitability:

•	continued high unemployment;

•	a period of slow economic growth or recessionary conditions;

•	weak credit markets;

•	a low level of consumer confidence in the economy and/or the residential real estate market;

•	instability of financial institutions;

•	economic instability stemming from ongoing high levels of U.S. government debt;

•

legislative, tax or regulatory changes that would adversely impact the residential real estate market, including but not limited to: potential reform relating to Fannie Mae, Freddie Mac and other government sponsored entities (“GSEs”) that provide liquidity to the U.S. housing and mortgage markets; federal and/or state income tax changes, such as the loss or caps on the deductions including potential limits on, or elimination of, the deductibility of certain mortgage interest expense; and other tax reform affecting real estate and/or real estate transactions;

•

increasing mortgage rates and down payment requirements and/or constraints on the availability of mortgage financing, including but not limited to the potential impact of various provisions of the Dodd-Frank Act or other legislation and regulations that may be promulgated thereunder relating to mortgage financing, including restrictions imposed on mortgage originators as well as retention levels required to be maintained by sponsors to securitize certain mortgages;

•	insufficient or excessive regional home inventory levels;

•	renewed high levels of foreclosure activity including but not limited to the release of homes already held for sale by financial institutions;

•	adverse changes in local or regional economic conditions;

•	the inability or unwillingness of homeowners to enter into homesale transactions due to negative equity in their existing homes;

•	a decrease in the affordability of homes;

•	decreasing home ownership rates, declining demand for real estate and changing social attitudes toward home ownership; and/or

•	acts of God, such as hurricanes, earthquakes and other natural disasters that disrupt local or regional real estate markets.

Seasonal fluctuations in the residential real estate brokerage and relocation businesses could adversely affect our business.

The residential real estate brokerage and relocation businesses are subject to seasonal fluctuations. Historically, operating results and revenues for all of our businesses have been strongest in the second and third quarters of the calendar year. A significant portion of the expenses we incur in our real estate brokerage operations are related to marketing activities and commissions and are, therefore, variable. However, many of our other expenses, such as interest payments, facilities costs and certain personnel related costs, are fixed and cannot be reduced during a seasonal slowdown. Consequently, our debt balances are generally at their highest levels at or around the end of the first and fourth quarters of every year. If the housing market does not experience a sustained recovery, we may be required to seek additional sources of working capital for our future liquidity needs. There can be no assurance that we would be able to obtain additional financing on acceptable terms or at all.

A decline or lack of sustained growth in the number of homesales and/or prices would adversely affect our revenues and profitability.

A decline or lack of sustained growth in existing homesales, insufficient or fluctuating levels of homesale inventory, stagnation or a decline in home prices or a decline in commission rates charged by brokers would adversely affect our results of operations by reducing the royalties we receive from our franchisees and company owned brokerages, reducing the commissions our company owned brokerage operations earn, reducing the demand for our title and settlement services and reducing the referral fees earned by our relocation services business. For example, for 2012, a 100 basis point (or 1%) decline in either our homesale sides or the average selling price of closed homesale transactions, with all else being equal, would have decreased EBITDA by $12 million for our Real Estate Franchise Services and our Company Owned Real Estate Brokerage Services segments on a combined basis.

Adverse developments in general business, economic and political conditions could have a material adverse effect on our financial condition and our results of operations.

Our business and operations and those of our franchisees are sensitive to general business and economic conditions in the U.S. and worldwide. These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets, levels of unemployment, consumer confidence and the general condition of the U.S. and the world economy.

The residential real estate market also depends upon the strength of financial institutions, which are sensitive to changes in the general macroeconomic environment. Lack of available credit or lack of confidence in the financial sector could materially and adversely affect our business, financial condition and results of operations.

A host of factors beyond our control could cause fluctuations in these conditions, including the political environment and acts or threats of war or terrorism which could have a material adverse effect on our financial condition and our results of operations.

Tightened mortgage underwriting standards could continue to reduce homebuyers’ ability to access the credit markets on reasonable terms.

During the past several years, many lenders have significantly tightened their underwriting standards, and many subprime and other alternative mortgage products have become less available in the marketplace. If these trends continue and mortgage loans continue to be difficult to obtain, including in the jumbo mortgage markets important to our higher value and luxury brands, the ability and willingness of prospective buyers to finance home purchases or to sell their existing homes will be adversely affected, which will adversely affect our operating results.

Potential reform of Freddie Mac and Fannie Mae or a reduction in U.S. government support for the housing market could have a material impact on our operations.

Numerous pieces of legislation seeking various types of changes for GSEs have been introduced in Congress to reform the U.S. housing finance market, including, among other things, changes designed to reduce government support for housing finance and the winding down of Freddie Mac and Fannie Mae over a period of years. In August 2012, the U.S. Treasury announced modifications to its preferred stock investments in these entities that are aimed at winding these entities down through an orderly process. Legislation, if enacted, or further regulation which curtails Freddie Mac and/or Fannie Mae’s activities and/or results in the wind down of these entities could increase mortgage costs and could result in more stringent underwriting guidelines imposed by lenders or cause other disruptions in the mortgage industry, any of which could have a materially adverse effect on the housing market in general and our operations in particular. Given the current uncertainty with respect to the extent, if any, of such reform, it is difficult to predict either the long-term or short-term impact of government action that may be taken.

At present, the U.S. government also is attempting, through various avenues, to increase loan modifications for home owners with negative equity. There can be no assurance that these measures or any other governmental action will support a sustained recovery in the housing market.

The Dodd-Frank Act and other financial reform legislation may, among other things, result in new rules and regulations that may adversely affect the housing industry.

On July 21, 2010, the Dodd-Frank Act was signed into law for the express purpose of regulating the financial services industry. The Dodd-Frank Act establishes new standards and practices for mortgage originators, including:

•	determining a prospective borrower’s ability to repay their mortgage;

•	removing incentives for higher cost mortgages;

•	prohibiting prepayment penalties for non-qualified mortgages;

•	prohibiting mandatory arbitration clauses;

•	requiring additional disclosures to potential borrowers; and

•	restricting the fees that mortgage originators may collect.

These standards and practices, and the recent regulations promulgated under the Dodd-Frank Act, include limitations, which are scheduled to become effective in 2014, on the amount that a mortgage originator may receive in fees with respect to a “qualified mortgage,” including fees received by affiliates of the mortgage originator. To qualify as a “qualified mortgage,” the total fees charged by a mortgage originator may not exceed 3% of the principal of the mortgage. To the extent a loan is not a “qualified mortgage,” the loan originator may be required to retain a portion of the economic interest in the credit risk associated with the mortgages they originate. Such limitation could adversely affect the fees received by TRG, as provider of title and settlement services, in transactions originated by our joint venture, PHH Home Loans.

While we are continuing to evaluate all aspects of the Dodd-Frank Act, such legislation and regulations promulgated pursuant to such legislation as well as other legislation that may be enacted to reform the U.S. housing finance market could:

•	materially and adversely affect the mortgage and housing industries;

•	result in heightened federal regulation and oversight of the mortgage and housing industries;

•	increase down payment requirements,

•	increase mortgage costs and, as a result, limit mortgage availability,

•	curtail affiliated business transactions; and/or

•	result in increased costs and potential litigation for housing market participants.

Certain provisions of the Dodd-Frank Act may impact the operation and practices of Fannie Mae and Freddie Mac and other GSEs and require sponsors of securitizations to retain a portion of the economic interest in the credit risk associated with the assets securitized by them. Substantial reduction in, or the elimination of, GSE demand for mortgage loans could have a material adverse effect on the mortgage industry and the housing industry in general and these provisions may reduce the availability of mortgages to certain individuals.

Monetary policies of the federal government and its agencies may have a material impact on our operations.

Our business is significantly affected by the monetary policies of the federal government and its agencies. We are particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the U.S. The Federal Reserve Board’s policies affect the real estate market through their effect on interest rates as well as the pricing on our interest-earning assets and the cost of our interest-bearing liabilities.

We are negatively impacted by any rising interest rate environment. As mortgage rates rise, the number of homesale transactions may decrease as potential home sellers choose to stay with their lower mortgage rather than sell their home and a pay a higher mortgage with the purchase of another home, and potential home buyers choose to rent rather than pay higher mortgage rates. An increase in mortgage rates could also reduce the number of homesale refinancing transactions. Changes in the Federal Reserve Board’s policies, the interest rate environment and mortgage market are beyond our control, are difficult to predict and could have a material adverse effect on our business, results of operations and financial condition.

Interest rates are at historic lows and when those rates increase they may have varying degrees of impact on our business depending on the rate or pace of the rising rates.

Our company owned brokerage operations are subject to geographic and high-end real estate market risks, which could continue to adversely affect our revenues and profitability.

Our subsidiary, NRT, owns real estate brokerage offices located in and around large metropolitan areas in the U.S. Local and regional economic conditions in these locations could differ materially from prevailing conditions in other parts of the country. NRT has more offices and realizes more of its revenues in California, Florida and the New York metropolitan area than any other regions in the country. For the year ended December 31, 2011, NRT realized approximately 64% of its revenues from California (28%), the New York metropolitan area (25%) and Florida (11%). For the year ended December 31, 2012, NRT realized approximately 63% of its revenues from California (29%), the New York metropolitan area (24%) and Florida (10%). A downturn in residential real estate demand or economic conditions that is concentrated in these regions could result in a decline in NRT’s total gross commission income and profitability disproportionate to the downturn experienced throughout the U.S. and could have a material adverse effect on us. In addition, given the significant geographic overlap of our title and settlement services business with our company owned brokerage offices, such regional declines affecting our company owned brokerage operations could have a disproportionate adverse effect on our title and settlement services business as well. A downturn in residential real estate demand or economic conditions in these states could continue to result in a decline in our overall revenues and have a material adverse effect on us.

NRT has a significant concentration of transactions at the higher end of the U.S. real estate market. A shift in NRT’s mix of property transactions from the high range to lower and middle range homes would adversely affect the average price of NRT’s closed homesales.

Our financial results are affected by the operating results of franchisees.

Our real estate franchise services segment receives revenue in the form of royalties, which are based on a percentage of gross commission income earned by our franchisees. Accordingly, the financial results of our real estate franchise services segment are dependent upon the operational and financial success of our franchisees. If industry trends or economic conditions are not sustained or do not continue to improve, our franchisees’ financial results may worsen and our royalty revenues may decline. Gross closed commission income of our new franchisees may never materialize and accordingly we may not receive any material royalty revenues from new franchisees. In addition, we may have to increase our bad debt and note reserves. We may also have to terminate franchisees more frequently due to non-reporting and non-payment. Further, if franchisees fail to renew their franchise agreements, or if we decide to restructure franchise agreements in order to induce franchisees to renew these agreements, then our royalty revenues may decrease, and profitability from new franchisees may be lower than in the past due to reduced net royalty rates, non-standard incentives and higher expenses from licensing fees.

Our franchisees and independent sales associates could take actions that could harm our business.

Our franchisees are independent business operators and the sales associates that work with our company owned brokerage operations are independent contractors, and, as such, neither are our employees, and we do not exercise control over their day-to-day operations. Our franchisees may not successfully operate a real estate brokerage business in a manner consistent with industry standards, or may not hire and train qualified independent sales associates or employees. If our franchisees and independent sales associates were to provide diminished quality of service to customers, our image and reputation may suffer materially and adversely affect our results of operations. Improper actions by our franchisees may also lead to direct claims against us based on theories of vicarious liability and negligence.

Additionally, franchisees and independent sales associates may engage or be accused of engaging in unlawful or tortious acts such as, for example, violating the anti-discrimination requirements of the Fair Housing Act. Such acts or the accusation of such acts could harm our and our brands’ image, reputation and goodwill.

Franchisees, as independent business operators, may from time to time disagree with us and our strategies regarding the business or our interpretation of our respective rights and obligations under the franchise agreement. This may lead to disputes with our franchisees and we expect such disputes to occur from time to time in the future as we continue to offer franchises. To the extent we have such disputes, the attention of our management and our franchisees will be diverted, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Clients of our relocation business may terminate their contracts, and clients of our lender channel business at TRG may terminate their relationships with us at any time.

Substantially all of our contracts with our relocation clients are terminable at any time at the option of the client and are non-exclusive. If a client terminates its contract, we will only be compensated for all services performed up to the time of termination and reimbursed for all expenses incurred up to the time of termination. In addition, TRG’s lender channel business is highly dependent on our relationships with institutional clients who have not historically entered into contracts with us. If a significant number of our relocation clients terminate their contracts with us or if our relationships with the institutional clients in TRG’s lender channel business deteriorate, our results of operations would be materially adversely affected. Our business could also be materially adversely affected if there is a material reduction in the volume of business we receive from these customers.

Loss or attrition among our senior management or other key employees could adversely affect our financial performance.

Our success is largely dependent on the efforts and abilities of our senior management and other key employees. Our ability to retain our employees is generally subject to numerous factors, including the compensation and benefits we pay, the mix between the fixed and variable compensation we pay our employees, prevailing compensation rates and recruiting efforts of our competitors, which in certain cases, involves the raiding of our employees. If we were to lose key employees and not promptly fill their positions with comparably qualified individuals, our business may be materially adversely affected.

We are subject to certain risks related to litigation filed by or against us, and adverse results may harm our business and financial condition.

We cannot predict with certainty the cost of defense, the cost of prosecution, insurance coverage or the ultimate outcome of litigation and other proceedings filed by or against us, including remedies or damage awards, and adverse results in such litigation and other proceedings, including treble damages, may harm our business and financial condition. Such litigation and other proceedings may include, but are not limited to, actions relating to intellectual property, commercial arrangements, franchising arrangements, negligence and fiduciary duty claims arising from franchising arrangements or company owned brokerage operations, actions against our title company alleging it knew or should have known others were committing mortgage fraud, standard brokerage disputes like the failure to disclose hidden defects in the property such as mold, vicarious liability based upon conduct of individuals or entities outside of our control, including franchisees and independent sales associates, antitrust claims, general fraud claims and employment law claims, including claims challenging the classification of our sales associates as independent contractors and compliance with wage and hour regulations, and claims alleging violations of RESPA or state consumer fraud statutes. In addition, class action lawsuits can often be particularly vexatious litigation given the breadth of claims, the large potential damages claimed and the significant costs of defense. The risks of litigation become magnified, and the costs of settlement increase, in class actions in which the courts grant partial or full certification of a large class. In the case of intellectual property litigation and proceedings, adverse outcomes could include the cancellation, invalidation or other loss of material intellectual property rights used in our business and injunctions prohibiting our use of business processes or technology that is subject to third party patents or other third party intellectual property rights. In addition, we may be required to enter into licensing agreements (if available on acceptable terms or at all) and pay royalties.

We are reliant upon information technology to operate our business and maintain our competitiveness, and any disruption or reduction in our information technology capabilities could harm our business.

Our business, including our ability to attract employees and independent sales agents, increasingly depends upon the use of sophisticated information technologies and systems, including technology and systems (mobile and otherwise) utilized for communications, marketing, productivity tools, lead generation, records of transactions, procurement, call center operations and administrative systems. The operation of these technologies and systems is dependent upon third party technologies, systems and services, for which there are no assurances of continued or uninterrupted availability and support by the applicable third party vendors on commercially reasonable terms. We also cannot assure that we will be able to continue to effectively operate and maintain our information technologies and systems. In addition, our information technologies and systems are expected to require refinements and enhancements on an ongoing basis, and we expect that advanced new technologies and systems will continue to be introduced. We may not be able to obtain such new technologies and systems, or to replace or introduce new technologies and systems as quickly as our competitors or in a cost-effective manner. Also, we may not achieve the benefits anticipated or required from any new technology or system, and we may not be able to devote financial resources to new technologies and systems in the future.

In addition, our information technologies and systems and those of our suppliers are vulnerable to breach, damage or interruption from various causes, including: (1) natural disasters, war and acts of terrorism, (2) power losses, computer systems failure, Internet and telecommunications or data network failures, operator error, losses and corruption of data, and similar events and (3) computer viruses, penetration by individuals seeking to disrupt operations or misappropriate information and other physical or electronic breaches of security. We maintain certain disaster recovery capabilities for critical functions in most of our businesses, including certain disaster recovery services from third party vendors. We also have certain protections designed to protect against breaches. However, these capabilities may not successfully prevent a disruption to or material adverse effect on our businesses or operations in the event of a disaster, theft of data or other business interruption. Any extended interruption in our technologies or systems or significant breach could significantly curtail our ability to conduct our business and generate revenue. Additionally, our business interruption insurance may be insufficient to compensate us for losses that may occur.

We do not own two of our brands and must manage cooperative relationships with both owners.

The Sotheby’s International Realty® and Better Homes and Gardens® Real Estate brands are owned by the companies that founded these brands. We are the exclusive party licensed to run brokerage services in residential real estate under those brands, whether through our franchisees or our company owned operations. Our future operations and performance with respect to these brands requires the continued cooperation from the owners of those brands and successful protection of those brands. In particular, Sotheby’s has the right to approve the international franchisees of, and the material terms of our international franchise agreements governing our relationships with, our Sotheby’s franchisees located outside the U.S., which approval cannot be unreasonably withheld or delayed. If Sotheby’s unreasonably withholds or delays its approval for new international franchisees, our relationship with them could be disrupted. Any significant disruption of the relationships with the owners of these brands could impede our franchising of those brands and have a material adverse effect on our operations and performance.

The weakening or unavailability of our intellectual property rights could adversely impact our business.

Our trademarks, trade names, domain names, trade dress and other intellectual property rights are fundamental to our brands and our franchising business. The steps we take to obtain, maintain and protect our intellectual property rights may not be adequate and, in particular, we may not own all necessary registrations for our intellectual property. Applications we have filed to register our intellectual property may not be approved by the appropriate regulatory authorities. Our intellectual property rights may not be successfully asserted in the future or may be invalidated, circumvented or challenged. We may be unable to prevent third parties from using our intellectual property rights without our authorization or independently developing technology that is similar to ours. Also, third parties may own rights in similar trademarks. Any unauthorized use of our intellectual property by third parties could reduce any competitive advantage we have developed or otherwise harm our business and brands. If we had to litigate to protect these rights, any proceedings could be costly, and we may not prevail. Our intellectual property rights, including our trademarks, may fail to provide us with significant competitive advantages in the U.S. and in foreign jurisdictions that do not have or do not enforce strong intellectual property rights.

We cannot be certain that our intellectual property does not and will not infringe issued intellectual property rights of others. We may be subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of the patents, trademarks and other intellectual property rights of third parties. Any such claims, whether or not meritorious, could result in costly litigation. Depending on the success of these proceedings, we may be required to enter into licensing or consent agreements (if available on acceptable terms or at all), or to pay damages or cease using certain service marks or trademarks.

We franchise our brands to franchisees. While we try to ensure that the quality of our brands is maintained by all of our franchisees, we cannot assure that these franchisees will not take actions that hurt the value of our intellectual property or our reputation.

Our license agreement with Sotheby’s for the use of the Sotheby’s International Realty® brand is terminable by Sotheby’s prior to the end of the license term if certain conditions occur, including but not limited to the following: (1) we attempt to assign any of our rights under the license agreement in any manner not permitted under the license agreement, (2) we become bankrupt or insolvent, (3) a court issues a non-appealable, final judgment that we have committed certain breaches of the license agreement and we fail to cure such breaches within 60 days of the issuance of such judgment, or (4) we discontinue the use of all of the trademarks licensed under the license agreement for a period of 12 consecutive months.

Our license agreement with Meredith Corporation (“Meredith”) for the use of the Better Homes and Gardens® Real Estate brand is terminable by Meredith prior to the end of the license term if certain conditions occur, including but not limited to the following: (1) we attempt to assign any of our rights under the license agreement in any manner not permitted under the license agreement, (2) we become bankrupt or insolvent, or (3) a trial court issues a final judgment that we are in material breach of the license agreement or any representation or warranty we made was false or materially misleading when made.

Our marketing arrangement with PHH Home Loans may limit our ability to work with other key lenders to grow our business.

Under our Strategic Relationship Agreement relating to PHH Home Loans, we are required to recommend PHH Home Loans as originator of mortgage loans to the independent sales associates, customers and employees of our company owned and operated brokerage offices. This provision may limit our ability to enter into beneficial business relationships with other lenders and mortgage brokers.

We do not control the joint venture PHH Home Loans and PHH as the managing partner of that venture may make decisions that are contrary to our best interests.

Under our Operating Agreement with PHH relating to PHH Home Loans, we own a 49.9% equity interest but do not have control of the operations of the joint venture. Rather, our joint venture partner, PHH, is the managing partner of the venture and may make decisions with respect to the operation of the venture, which may harm the joint venture or be contrary to our best interests and may adversely affect our results of operations or equity interest in the joint venture. In addition, our joint venture may be materially adversely impacted by changes affecting the mortgage industry, including but not limited to regulatory changes, increases in mortgage interest rates and decreases in operating margins.

In the event of a termination of our joint venture PHH Home Loans, our earnings derived from the business that had been conducted by the joint venture and the related marketing fees that our franchise segment earns from PHH could be materially adversely affected.

Either party has the right to terminate the joint venture upon the occurrence of certain events, such as a material breach by the other party of any representation, warranty, covenant or other agreement contained in the Operating Agreement, Strategic Relationship Agreement or certain other related agreements that is not cured following any applicable notice or cure period, or the insolvency of the other party. In addition, we may terminate the joint venture at our election by providing two years’ prior notice to PHH at any time after January 31, 2015, and PHH may terminate the venture at its election effective January 31, 2030 by notice delivered no earlier than three years, but not later than two years, before such date. Upon any termination of the joint venture by us, we may require that PHH purchases our interest or sells its interest to a buyer designated by us. Upon any termination of the joint venture by PHH, PHH will be entitled to purchase our interest. In each case, the purchase price would be the fair market value of the interest sold.

If the joint venture is terminated, we may not be able to replace PHH with a new joint venture partner on terms comparable to us as those contained in the existing agreements governing the joint venture and, even if successful in finding a replacement partner, may incur expenses or loss of mortgage related earnings during any such transition. We may also decide not to continue to engage in the loan origination business conducted by the joint venture. In the event of a termination of the joint venture, our earnings derived from the business that had been conducted by the joint venture and the related marketing fees that we earned from PHH could be materially adversely affected.

We may experience significant claims relating to our operations, and losses resulting from fraud, defalcation or misconduct.

We issue title insurance policies which provide coverage for real property to mortgage lenders and buyers of real property. When acting as a title agent issuing a policy on behalf of an underwriter, our insurance risk is typically limited to the first $5,000 of claims on any one policy, though our insurance risk is not limited if we are negligent. The title underwriter which we acquired in January 2006 typically underwrites title insurance policies of up to $1.5 million. For policies in excess of $1.5 million, we typically obtain a reinsurance policy from a national underwriter to reinsure the excess amount. To date, our title underwriter has experienced claims losses that are significantly below the industry average; however, our claims experience could increase in the future, which could negatively impact the profitability of that business. We may also be subject to legal claims or additional claims losses arising from the handling of escrow transactions and closings by our owned titled agencies or our underwriter’s independent title agents. We carry errors and omissions insurance for errors made by our company owned brokerage business during the real estate settlement process as well as errors by us related to real estate services. Our franchise agreements also require our franchisees to name us as an additional insured on their errors and omissions and general liability insurance policies. The occurrence of a significant claim in excess of our insurance coverage (including any coverage under franchisee insurance policies) in any given period could have a material adverse effect on our financial condition and results of operations during the period. In addition, insurance carriers may dispute coverage for various reasons and there can be no assurance that all claims will be covered by insurance.

Fraud, defalcation and misconduct by employees are also risks inherent in our business, particularly given our high transactional volumes in our company owned brokerage, title and settlement services and our relocation businesses. We may also from time to time be subject to liability claims based upon the fraud or misconduct of our franchisees. To the extent that any loss or theft of funds substantially exceeds our insurance coverage, our business could be materially adversely affected.

In addition, we rely on the collection and use of personally identifiable information from customers to conduct our business. We disclose our information collection and dissemination practices in a published privacy statement on our websites, which we may modify from time to time. We may be subject to legal claims, government action and damage to our reputation if we act or are perceived to be acting inconsistently with the terms of our privacy statement, customer expectations or the law. The occurrence of a significant claim in excess of our insurance coverage in any given period could have a material adverse effect on our financial condition and results of operations during the period. In the event we or the vendors with which we contract to provide services on behalf of our customers were to suffer a breach of personally identifiable information, our customers, such as our Cartus corporate or affinity clients, could terminate their business with us. Further, we may be subject to claims to the extent individual employees or independent contractors breach or fail to adhere to Company policies and practices and such actions jeopardize any personally identifiable information. In addition, concern among potential home buyers or sellers about our privacy practices could keep them from using our services or require us to incur significant expense to alter our business practices or educate them about how we use personally identifiable information.

We could be subject to significant losses if banks do not honor our escrow and trust deposits.

Our company owned brokerage business and our title and settlement services business act as escrow agents for numerous customers. As an escrow agent, we receive money from customers to hold until certain conditions are satisfied. Upon the satisfaction of those conditions, we release the money to the appropriate party. We deposit this money with various banks and while these deposits are not assets of the Company (and therefore excluded from our consolidated balance sheet), we remain contingently liable for the disposition of these deposits. The banks may hold a significant amount of these deposits in excess of the federal deposit insurance limit. If any of our depository banks were to become unable to honor any portion of our deposits, customers could seek to hold us responsible for such amounts and, if the customers prevailed in their claims, we could be subject to significant losses. These escrow and trust deposits totaled $330 million at December 31, 2012.

Title insurance regulations limit the ability of our insurance underwriter to pay cash dividends to us.

Our title insurance underwriter is subject to regulations that limit its ability to pay dividends or make loans or advances to us, principally to protect policy holders. Generally, these regulations limit the total amount of dividends and distributions to a certain percentage of the insurance subsidiary’s surplus, or 100% of statutory operating income for the previous calendar year. These restrictions could limit our ability to receive dividends from our insurance underwriter, make acquisitions or otherwise grow our business.

We may be unable to continue to securitize certain of our relocation assets, which may adversely impact our liquidity or limit the scope of our relocation business.

At December 31, 2012, $261 million of securitization obligations were outstanding through special purpose entities monetizing certain assets of our relocation services business under two lending facilities. We have provided a performance guaranty which guarantees the obligations of our Cartus subsidiary and its subsidiaries, as originator and servicer under the Apple Ridge securitization program. The securitization markets have experienced, and may again experience, significant disruptions which may have the effect of increasing our cost of funding or reducing our access to these markets in the future. If we are unable to continue to securitize these assets, we may be required to find additional sources of funding which may be on less favorable terms or may not be available at all. In such an event, without alternative sources of liquidity, our relocation segment’s operations could be significantly curtailed.

The occurrence of any trigger events under our Apple Ridge securitization facility could cause us to lose funding under that facility and therefore restrict our ability to fund the operation of our U.S. relocation business.

The Apple Ridge securitization facility, which we use to advance funds on behalf of certain clients of our relocation business in order to facilitate the relocation of their employees, contains terms which if triggered may result in a termination or limitation of new or existing funding under the facility and/or may result in a requirement that all collections on the assets be used to pay down the amounts outstanding under such facility. The triggering events include but are not limited to: (1) those tied to the age and quality of the underlying assets; (2) a change of control; (3) a breach of our senior secured leverage ratio covenant under our senior secured credit facility if uncured; and (4) the acceleration of indebtedness under our senior secured credit facility, unsecured or secured notes or other material indebtedness. The occurrence of a trigger event under the Apple Ridge securitization facility could restrict our ability to access new or existing funding under this facility or result in termination of the facility, either of which would adversely affect the operation of our relocation business.

We are highly dependent on the availability of the asset-backed securities market to finance the operations of our relocation business, and disruptions in this market or any adverse change or delay in our ability to access the market could have a material adverse effect on our financial position, liquidity or results of operations.

Our Apple Ridge securitization facility, as amended in December 2011, matures in December 2013. We could encounter difficulties in renewing this facility and if this source of funding is not available to us for any reason, we could be required to borrow under the revolving credit facility or incur other indebtedness to finance our working capital needs, and there can be no assurance in this regard, or we could require our clients to fund the home purchases themselves, which could have a material adverse effect on our ability to achieve our business and financial objectives.

Competition in the residential real estate and relocation business is intense and may adversely affect our financial performance.

We generally face intense competition in the residential real estate services business.

As a real estate brokerage franchisor, our products are our brand names and the support services we provide to our franchisees and our ability to grow our franchisor business is also dependent on the operational and financial success of our franchisees.

•

Upon the expiration of a franchise agreement, a franchisee may choose to franchise with one of our competitors or operate as an independent broker. Competitors may offer franchisees whose franchise agreements are expiring or prospective franchisees similar products and services to us at rates that are lower than we charge. In addition, we face the risk that currently unaffiliated brokers may not enter into franchise agreements with us because they believe they can compete effectively in the market without the need to license a brand of a franchisor and receive services offered by a franchisor.

•

Our largest national competitors in this industry may have greater financial resources than we do, including greater marketing and technology budgets, and may be less leveraged. Regional and local franchisors provide additional competitive pressure in certain areas. To remain competitive in the sale of franchises and to retain our existing franchisees, we may have to reduce the fees we charge our franchisees to be competitive with those charged by competitors, which may accelerate if market conditions deteriorate.

•

Our ability to succeed as a franchisor is largely dependent on the efforts and abilities of our franchisees to attract and retain independent sales associates, which is subject to numerous factors, including the sales commissions they receive and their perception of brand value. If our franchisees fail to attract and retain successful independent sales associates, our business as a franchisor may be materially adversely affected.

•

Listing aggregators and other web-based real estate service providers may also begin to compete for part of our franchisor service revenue through referral or other fees and could disintermediate our relationships with our franchisees and our franchisees’ relationships with their independent sales agents and buyer and sellers of homes.

Our company owned brokerage business, like that of our franchisees, is generally in intense competition. We compete with other national independent real estate organizations, franchisees of our brands and of other national real estate franchisors, franchisees of local and regional real estate franchisors, regional independent real estate organizations, discount brokerages, and smaller niche companies competing in local areas. Real estate brokers compete for sales and marketing business primarily on the basis of services offered, reputation, utilization of technology, personal contacts and brokerage commission.

•	Competition is particularly severe in the densely populated metropolitan areas in which we operate.

•

In addition, the real estate brokerage industry has minimal barriers to entry for new participants, including participants pursuing non-traditional methods of marketing real estate, such as Internet-based brokerage or brokers who discount their commissions. Discount brokers have had varying degrees of success and, while they were negatively impacted by the prolonged downturn in the residential housing market, they may adjust their model and increase their market presence in the future. Listing aggregators and other web-based real estate service providers may also begin to compete for our company owned brokerage business by establishing relationships with independent sales agents and/or buyers and sellers of homes.

•

As with our real estate franchise business, a decrease in the average brokerage commission rate may adversely affect our revenues. Our average homesale commission rate per side in our Company Owned Real Estate Services segment has declined from 2.62% in 2002 to 2.49% for the year ended December 31, 2012.

•

We also compete for the services of qualified licensed independent sales associates. Some of the firms competing for sales associates use a different model of compensating agents, in which agents are compensated for the revenue generated by other agents that they recruit to those firms. This business model may be appealing to certain agents and hinder our ability to attract and retain those agents. The ability of our company owned brokerage offices to retain independent sales associates is generally subject to numerous factors, including the sales commissions they receive and their perception of brand value. Competition for sales associates could reduce the commission amounts retained by our Company after giving effect to the split with independent sales associates and possibly increase the amounts that we spend on marketing.

In our relocation services business, we compete primarily with global and regional outsourced relocation service providers. As the relocation business becomes more global in nature with greater emphasis on relocation of employees throughout the world, we will face greater competition from firms that provide services on a global basis.

The title and settlement services business is highly competitive and fragmented. The number and size of competing companies vary in the different areas in which we conduct business. We compete with other title insurers, title agents and vendor management companies. The title and settlement services business competes with a large, fragmented group of smaller underwriters and agencies as well as national competitors.

Several of our businesses are highly regulated and any failure to comply with such regulations or any changes in such regulations could adversely affect our business.

The sale of franchises is regulated by various state laws as well as by the Federal Trade Commission (the “FTC”). The FTC requires that franchisors make extensive disclosure to prospective franchisees but does not require registration. A number of states require registration and/or disclosure in connection with franchise offers and sales. In addition, several states have “franchise relationship laws” or “business opportunity laws” that limit the ability of franchisors to terminate franchise agreements or to withhold consent to the renewal or transfer of these agreements.

Our company owned real estate brokerage business must comply with the requirements governing the licensing and conduct of real estate brokerage and brokerage-related businesses in the jurisdictions in which we do business. These laws and regulations contain general standards for and limitations on the conduct of real estate brokers and sales associates, including those relating to licensing of brokers and sales associates, fiduciary and agency duties, administration of trust funds, collection of commissions, advertising and consumer disclosures. Under state law, our real estate brokers have certain duties to supervise and are responsible for the conduct of their brokerage business. Although real estate sales agents historically have been classified as independent contractors, newer rules and interpretations of state and federal employment laws and regulations, including those governing employee classification and wage and hour regulations, may impact industry practices and our Company owned brokerage operations. Real estate licensing laws generally permit brokers to engage sales associates as independent contractors but require that the broker supervise their activities. Several of our pending litigation matters include claims alleging to employee misclassification and non-compliance with wage and hour regulations, and an adverse outcome in any such litigation could harm our business and financial condition.

Our company owned real estate brokerage business, our relocation business, our mortgage origination joint venture, our title and settlement service business and the businesses of our franchisees (excluding commercial brokerage transactions) must comply with the Real Estate Settlement Procedures Act (“RESPA”). RESPA and comparable state statutes, among other things, restrict payments which real estate brokers, agents and other settlement service providers may receive for the referral of business to other settlement service providers in connection with the closing of real estate transactions. Such laws may to some extent restrict preferred vendor arrangements involving our franchisees and our company owned brokerage business. RESPA and similar state laws also require timely disclosure of certain relationships or financial interests that a broker has with providers of real estate settlement services. Pursuant to the Dodd-Frank Act, administration of RESPA has been moved from HUD to the new CFPB and it is possible that the practice of HUD taking very expansive readings of RESPA will continue or accelerate at the CFPB creating increased regulatory risk.

Our title insurance business also is subject to regulation by insurance and other regulatory authorities in each state in which we provide title insurance. State regulations may impede or impose burdensome conditions on our ability to take actions that we may want to take to enhance our operating results.

There is a risk that we could be adversely affected by current laws, regulations or interpretations or that more restrictive laws, regulations or interpretations will be adopted in the future that could make compliance more difficult or expensive. There is also a risk that a change in current laws could adversely affect our business. In addition, any adverse changes in regulatory interpretations, rules and laws that would place additional limitations or restrictions on affiliated transactions could have the effect of limiting or restricting collaboration among our business units. We cannot assure you that future legislative or regulatory changes will not adversely affect our business operations.

Regulatory authorities also have relatively broad discretion to grant, renew and revoke licenses and approvals and to implement regulations. Accordingly, such regulatory authorities could prevent or temporarily suspend us from carrying on some or all of our activities or otherwise penalize us if our financial condition or our practices were found not to comply with the then current regulatory or licensing requirements or any interpretation of such requirements by the regulatory authority. Our failure to comply with any of these requirements or interpretations could limit our ability to renew current franchisees or sign new franchisees or otherwise have a material adverse effect on our operations.

We are also, to a lesser extent, subject to various other rules and regulations such as:

•	the Gramm-Leach-Bliley Act which governs the disclosure and safeguarding of consumer financial information;

•	various state and federal privacy laws protecting consumer data;

•	the USA PATRIOT Act;

•	restrictions on transactions with persons on the Specially Designated Nationals and Blocked Persons list promulgated by the Office of Foreign Assets Control of the Department of the Treasury;

•	federal and state “Do Not Call,” “Do Not Fax,” and “Do Not E-Mail” laws;

•

“controlled business” statutes, which impose limitations on affiliations between providers of title and settlement services, on the one hand, and real estate brokers, mortgage lenders and other real estate providers, on the other hand, or similar laws or regulations that would limit or restrict transactions among affiliates in a manner that would limit or restrict collaboration among our businesses;

•	the Affiliated Marketing Rule, which prohibits or restricts the sharing of certain consumer credit information among affiliated companies without notice and/or consent of the consumer;

•	the Fair Housing Act;

•	laws and regulations, including the Foreign Corrupt Practices Act and U.K. Bribery Act, that impose sanctions on improper payments;

•	laws and regulations in jurisdictions outside the United States in which we do business;

•	increases in state, local or federal taxes that could diminish profitability or liquidity;

•	consumer fraud statutes that are broadly written; and

•	laws protecting the elderly.

Our failure to comply with any of the foregoing laws and regulations may subject us to fines, penalties, injunctions and/ or potential criminal violations. Any changes to these laws or regulations or any new laws or regulations may make it more difficult for us to operate our business and may have a material adverse effect on our operations.

Changes in accounting standards, subjective assumptions and estimates used by management related to complex accounting matters could have an adverse effect on results of operations.

GAAP and related accounting pronouncements, implementation guidance and interpretations with regard to a wide range of matters, such as stock-based compensation, asset impairments, valuation reserves, income taxes and fair value accounting, are highly complex and involve many subjective assumptions, estimates and judgments made by management. Changes in these rules or their interpretations or changes in underlying assumptions, estimates or judgments made by management could significantly change our reported results.

We may not have the ability to complete future acquisitions.

At varying times, we have pursued an active acquisition strategy as a means of strengthening our businesses and have sought to integrate acquisitions into our operations to achieve economies of scale. Our company owned brokerage business has completed over 375 acquisitions since its formation in 1997 and, in 2004, we acquired the Sotheby’s International Realty® residential brokerage business and entered into an exclusive license agreement for the rights to the Sotheby’s International Realty® trademarks which are used in the Sotheby’s International Realty® franchise system. In January 2006, we acquired our title insurance underwriter and certain title agencies. In addition, in 2010, we expanded the Cartus global footprint through the acquisition of Primacy. As a result of these and other acquisitions, we have derived a substantial portion of our growth in revenues and net income from acquired businesses. The success of our future acquisition strategy will continue to depend upon our ability to fund such acquisitions given our total outstanding indebtedness, find suitable acquisition candidates on favorable terms and to finance and complete these transactions and for target companies to find our acquisition proposals more favorable than those made by companies with which we compete.

We may not realize anticipated benefits from future acquisitions.

Integrating acquired companies involves complex operational and personnel related challenges. Future acquisitions may present similar challenges and difficulties, including:

•	the possible defection of a significant number of employees and independent sales associates;

•	increased amortization of intangibles;

•	the disruption of our respective ongoing businesses;

•	possible inconsistencies in standards, controls, procedures and policies;

•	the failure to maintain important business relationships and contracts;

•	unanticipated costs of terminating or relocating facilities and operations;

•	unanticipated expenses related to integration; and

•	potential unknown liabilities associated with acquired businesses.

A prolonged diversion of management’s attention and any delays or difficulties encountered in connection with the integration of any business that we have acquired or may acquire in the future could prevent us from realizing the anticipated cost savings and revenue growth from our acquisitions.

We may be unable to maintain anticipated cost savings and other benefits from our restructuring activities.

We have achieved cost savings from various restructuring initiatives targeted at reducing costs and enhancing organizational effectiveness while consolidating existing processes and facilities. We may not be able to maintain these cost savings and other benefits in the future.

Our international operations are subject to risks not generally experienced by our U.S. operations.

Our relocation services business operates worldwide, and to a lesser extent, our real estate franchise services segment has international franchisees and master franchisees. For the year ended December 31, 2012, revenues from these operations represented approximately 3% of our total revenues. Our international operations are subject to risks not generally experienced by our U.S. operations. The risks involved in our international operations and relationships that could result in losses against which we are not insured and therefore affect our profitability include:

•	fluctuations in foreign currency exchange rates;

•	exposure to local economic conditions and local laws and regulations, including those relating to our employees;

•	economic and/or credit conditions abroad;

•	potential adverse changes in the political stability of foreign countries or in their diplomatic relations with the U.S.;

•	restrictions on the withdrawal of foreign investment and earnings;

•	government policies against businesses owned by foreigners;

•	investment restrictions or requirements;

•	onerous employment laws;

•	diminished ability to legally enforce our contractual rights in foreign countries;

•	difficulties in registering, protecting or preserving trade names and trademarks in foreign countries;

•	restrictions on the ability to obtain or retain licenses required for operation;

•	foreign exchange restrictions;

•	withholding and other taxes on third party cross-border transactions as well as remittances and other payments by subsidiaries;

•	changes in foreign taxation structures;

•	compliance with the Foreign Corrupt Practices Act, the U.K. Anti-Bribery Act or similar laws of other countries; and

•	data protection and privacy laws.

We may incur substantial and unexpected liabilities arising out of our pension plan.

We have a defined benefit pension plan for which participation was frozen as of July 1, 1997, however, the plan is subject to minimum funding requirements. Although the Company to date has met its minimum funding requirements, the pension plan represents a liability on our balance sheet and will generate substantial cash requirements for us, which may increase beyond our expectations in future years based on changing market conditions. For example, as of the end of the fiscal year ended December 31, 2012, for financial reporting purposes, we estimated that required cash contributions will be between $8 million and $9 million each year for the next five years and approximately $48 million over the succeeding five years. In addition, changes in interest rates, mortality rates, health care costs, early retirement rates, investment returns and the market value of plan assets can affect the funded status of our pension plan and cause volatility in the future funding requirements of the plan.

Our ability to use our net operating losses and other tax attributes may be limited.

Our ability to utilize NOLs and other tax attributes could be limited by the “ownership change” we underwent within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”) as a result of the sale of our common stock in our initial public offering and the related transactions. In addition, it is possible that a second ownership change could occur as a result of a combination of the sale of our common stock pursuant to this offering, other sales of our common stock, and/or future equity issuances. An ownership change is generally defined as a greater than 50 percentage point increase in equity ownership by 5% stockholders in any three-year period. Pursuant to rules under Section 382 of the Code and a published Internal Revenue Service (the “IRS”) notice, a company’s “net unrealized built-in gain” within the meaning of Section 382 of the Code may reduce the limitation on such company’s ability to utilize NOLs resulting from an ownership change. Although there can be no assurance in this regard, we believe that the limitation on our ability to utilize our NOLs resulting from our ownership change (or, if a second ownership change occurs, from both ownership changes) should be significantly reduced as a result of our net unrealized built-in gain. Even assuming we are able to use our unrealized built-in gain, the cash tax benefit from our NOLs is dependent upon our ability to generate sufficient taxable income. Accordingly, we may be unable to earn enough taxable income in order to fully utilize our current NOLs.

We are responsible for certain of Cendant’s contingent and other corporate liabilities.

Under the Separation and Distribution Agreement dated July 27, 2006 the (“Separation and Distribution Agreement”) among Realogy Group, Cendant Corporation (“Cendant”), which changed its name to Avis Budget Group, Inc. (“Avis Budget”) in August 2006, Wyndham Worldwide Corporation (“Wyndham Worldwide”) and Travelport Inc. (“Travelport”), and other agreements, subject to certain exceptions contained in the Tax Sharing Agreement dated as of July 28, 2006, as amended (the “Tax Sharing Agreement”), among Realogy Group, Wyndham Worldwide and Travelport, Realogy Group and Wyndham Worldwide have each assumed and are generally responsible for 62.5% and 37.5%, respectively, of certain of Cendant’s contingent and other corporate liabilities not primarily related to the businesses of Travelport, Realogy Group, Wyndham Worldwide or Avis Budget. The due to former parent balance was $69 million at December 31, 2012 and represents Realogy Group’s accrual of its share of potential Cendant contingent and other corporate liabilities.

If any party responsible for Cendant contingent and other corporate liabilities were to default in its payment, when due, of any such assumed obligations related to any such contingent and other corporate liability, each non-defaulting party (including Cendant) would be required to pay an equal portion of the amounts in default. Accordingly, Realogy Group may, under certain circumstances, be obligated to pay amounts in excess of its share of the assumed obligations related to such contingent and other corporate liabilities, including associated costs and expenses.

Although we have resolved various Cendant contingent and other corporate liabilities and have established reserves for most of the remaining unresolved claims of which we have knowledge, adverse outcomes from the unresolved Cendant liabilities for which Realogy Group has assumed partial liability under the Separation and Distribution Agreement could be material with respect to our earnings or cash flows in any given reporting period.

Risks Related to Our Indebtedness

Our significant indebtedness and interest obligations could prevent us from meeting our obligations under our debt instruments and could adversely affect our ability to fund our operations, react to changes in the economy or our industry, or incur additional borrowings under our existing facilities.

We are significantly encumbered by our debt obligations. As of December 31, 2012, our total debt, excluding our securitization obligations, was $4,366 million (without giving effect to outstanding letters of credit under our senior secured credit facility). Our liquidity position has been, and is expected to continue to be, negatively impacted by the substantial interest expense on our debt obligations. While we intend to use a substantial portion of future free cash flow generation to reduce our outstanding indebtedness, there can be no assurance that we will be able to generate free cash flow from operations or reduce the level of our indebtedness in the future.

Our substantial degree of leverage could have important consequences, including the following:

•

it causes a substantial portion of our cash flows from operations to be dedicated to the payment of interest and required amortization on our indebtedness and not be available for other purposes, including our operations, capital expenditures and future business opportunities or principal repayment. Our significant level of interest payments are challenging in periods when seasonal cash flows in the residential real estate market are at their lowest points;

•	it could cause us to be unable to maintain compliance with the senior secured leverage ratio covenant under our senior secured credit facility;

•

it could cause us to be unable to meet our debt service requirements under our senior secured credit facility or the indentures governing the Unsecured Notes, the First Lien Notes and the First and a Half Lien Notes or meet our other financial obligations;

•

it may limit our ability to incur additional borrowings under our existing facilities or securitizations, to obtain additional debt or equity financing for working capital, capital expenditures, business development, debt service requirements, acquisitions or general corporate or other purposes, or to refinance our indebtedness;

•	it exposes us to the risk of increased interest rates because a portion of our borrowings, including borrowings under our senior secured credit facility, are at variable rates of interest;

•	it may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to our competitors that have less debt;

•	it may cause a downgrade of our debt and long-term corporate ratings;

•	it may limit our ability to attract acquisition candidates or to complete future acquisitions;

•

it may cause us to be more vulnerable to periods of negative or slow growth in the general economy or in our business, or may cause us to be unable to carry out capital spending that is important to our growth; and

•	it may limit our ability to attract and retain key personnel.

We may not be able to generate sufficient cash to service all of our indebtedness and be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities and from drawings on our revolving credit facilities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness or meet our operating expenses.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements.

If we cannot make scheduled payments on our debt, we will be in default and, as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable;

•	the lenders under our senior secured credit facility could terminate their commitments to lend us money and foreclose against the assets securing their borrowings; and

•	we could be forced into bankruptcy or liquidation.

We will continue to evaluate potential financing transactions. There can be no assurance that financing or refinancing will be available to us on acceptable terms or at all. Future indebtedness may impose various additional restrictions and covenants on us which could limit our ability to respond to market conditions, to make capital investments or to take advantage of business opportunities. Our ability to make payments to fund working capital, capital expenditures, debt service, and strategic acquisitions will depend on our ability to generate cash in the future, which is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control.

An event of default under our senior secured credit facility or the indentures governing our other material indebtedness would adversely affect our operations and our ability to satisfy obligations under our indebtedness.

The senior secured credit facility contains restrictive covenants, including a requirement that we maintain a specified senior secured leverage ratio, which is defined as the ratio of our total senior secured debt (net of unrestricted cash and permitted investments) to trailing four quarter Adjusted EBITDA. Our senior secured leverage ratio may not exceed 4.75 to 1.0 tested on a quarterly basis but only if the aggregate amount of borrowings outstanding under the revolving credit facility, together with the aggregate amount of letters of credit issued under the letter of credit subfacility at the end of the applicable quarter, exceed 25% of the aggregate revolving credit facility commitments. For the twelve months ended December 31, 2012, we were in compliance with the senior secured leverage ratio covenant with a ratio of 3.30 to 1.0. Total senior secured debt, for purposes of this ratio, does not include the First and a Half Lien Notes and other indebtedness that is unsecured or secured by a lien on our assets pari passu or junior in priority to the liens securing the First and a Half Lien Notes, including our securitization obligations or the Unsecured Notes.

If we are unable to maintain compliance with the senior secured leverage ratio covenant or other restrictive covenants and we fail to remedy or avoid a default as permitted under the senior secured credit facility, there would be an “event of default” under the senior secured credit facility.

Other events of default include, without limitation, nonpayment of principal or interest, material misrepresentations, insolvency, bankruptcy, certain material judgments, change of control, and cross-events of default on material indebtedness as well as failure to obtain an unqualified audit opinion by 90 days after the end of any fiscal year. Upon the occurrence of any event of default under the senior secured credit facility, the lenders:

•	will not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be immediately due and payable;

•	could require us to apply all of our available cash to repay these borrowings; or

•

could prevent us from making payments on the Unsecured Notes, the First Lien Notes or the First and a Half Lien Notes, any of which could result in an event of default under the indentures governing the First Lien Notes, the First and a Half Lien Notes and the Unsecured Notes or our Apple Ridge Funding LLC securitization program.

If we were unable to repay the amounts outstanding under our senior secured credit facility or meet our payment obligations with respect to the First Lien Notes and the First and a Half Lien Notes, the lenders and holders of such debt under our senior secured credit facility could proceed against the collateral granted to secure the senior secured credit facility and the First Lien Notes and the First and a Half Lien Notes. We have pledged a significant portion of our assets as collateral to secure such indebtedness. If the lenders under our senior secured credit facility or holders of the First Lien Notes and/or the First and a Half Lien Notes accelerate the repayment of borrowings, we may not have sufficient assets to repay the senior secured credit facility and our other indebtedness or borrow sufficient funds to refinance such indebtedness. In the future, we may need to seek new financing, or explore the possibility of amending the terms of our senior secured credit facility, and we may not be able to do so on commercially reasonable terms, or terms that are acceptable to us, if at all.

In addition, if an event of default is continuing under our senior secured credit facility, the indentures governing the Unsecured Notes, the First Lien Notes, the First and a Half Lien Notes or our other material indebtedness, such event could cause a termination of our ability to obtain future advances under, and amortization of, our Apple Ridge Funding LLC securitization program.

Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

At December 31, 2012, $1,932 million of our borrowings under our senior secured credit facility was at variable rates of interest thereby exposing us to interest rate risk. If interest rates increase from their current historically low rates, our debt service obligations on the variable rate indebtedness would increase even if the amount borrowed remained the same, and our net income would decrease. Although we have entered into interest rate swaps, involving the exchange of floating for fixed rate interest payments, to reduce interest rate volatility for a portion of our variable rate borrowings, such interest rate swaps do not eliminate interest rate volatility for all of our variable rate indebtedness at December 31, 2012.

Restrictive covenants under our indentures and the senior secured credit facility may limit the manner in which we operate.

Our senior secured credit facility and the indentures governing the Unsecured Notes, the First Lien Notes and the First and a Half Lien Notes contain, and any future indebtedness we incur may contain, various covenants and conditions that limit our ability to, among other things:

•	incur or guarantee additional debt;

•	incur debt that is junior to senior indebtedness and, with respect to the Senior Subordinated Notes, senior to such Senior Subordinated Notes;

•	pay dividends or make distributions to Realogy Group’s stockholders;

•	repurchase or redeem capital stock or subordinated indebtedness;

•	make loans, investments or acquisitions;

•	incur restrictions on the ability of certain of Realogy Group’s subsidiaries to pay dividends or to make other payments to us;

•	enter into transactions with affiliates;

•	create liens;

•	merge or consolidate with other companies or transfer all or substantially all of Realogy Group’s and its material subsidiaries’ assets;

•	transfer or sell assets, including capital stock of subsidiaries; and

•

prepay, redeem or repurchase the Unsecured Notes, the First Lien Notes, the First and a Half Lien Notes and debt that is junior in right of payment to loans under the senior secured credit facility, the Unsecured Notes, the First Lien Notes and the First and a Half Lien Notes.

As a result of these covenants, we are limited in the manner in which we conduct our business and we may be unable to engage in favorable business activities or finance future operations or capital needs.

Risks Related to the Offering and Our Common Stock

The price of our common stock may fluctuate significantly.

The market price for our common stock could fluctuate significantly for various reasons, many of which are outside our control, including those described above and the following:

•

sales of common stock by us, the Apollo Funds, or members of our management team, including but not limited to the sale of common stock offered hereby and resales under Rule 144 or pursuant to registered public offerings;

•	sales of common stock by other holders of our common stock previously subject to lock-up arrangements;

•	our operating and financial performance and prospects, including but not limited to the incurrence of additional indebtedness or other adverse changes relating to our debt;

•	our quarterly or annual earnings or those of other companies in our industry;

•	conditions that impact demand for our products and services, including the condition of the U.S. residential housing market;

•	future announcements concerning our business or our competitors’ businesses;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	changes in earnings estimates or recommendations by securities analysts who track our common stock;

•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	changes in government and environmental regulation;

•	housing and mortgage finance markets;

•	changes in demographics relating to housing such as household formation;

•	changing consumer attitudes concerning home ownership;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	arrival and departure of key personnel;

•	adverse resolution of new or pending litigation against us;

•

changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events; and

•	material weakness in our internal controls over financial reporting.

These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock is low.

Apollo significantly influences our decisions and its interests may conflict with or differ from your interests as a stockholder.

As of April 5, 2013, the Apollo Funds indirectly beneficially owned approximately 45% of our common stock. After giving effect to this offering, the Apollo Funds would continue to beneficially own approximately 21% of our common stock (or approximately 17% if the underwriters exercise their option to purchase additional shares in full). As a result, Apollo will continue to have the power to strongly influence the election of our directors and our decisions with respect to any transaction that requires the approval of our Board of Directors or our stockholders, including the approval of significant corporate transactions such as restructurings, mergers and the sale of substantially all of our assets. In addition, if the Apollo Funds hold at least 25% of the voting power of our outstanding shares of common stock, a majority of the directors designated to the Board of Directors by the Apollo Funds must approve certain of our significant business decisions.

Additionally, under the Securityholders Agreement, dated as of October 12, 2012, between Realogy Holdings and the Apollo Funds that indirectly beneficially own our common stock (the “Apollo Securityholders Agreement”), so long as the Apollo Funds beneficially own (i) at least 30% but less than 50% of the voting power of the outstanding common stock, the Apollo Funds have the right to designate four directors, (ii) at least 20% but less than 30% of the voting power of the outstanding common stock, the Apollo Funds have the right to designate three directors and (iii) at least 10% but less than 20% of the voting power of the outstanding common stock, the Apollo Funds have the right to designate two directors.

The interests of Apollo could conflict with or differ from the interests of holders of our common stock and other securities. For example, the concentration of ownership held by the Apollo Funds could delay, defer or prevent a change of control of the Company or impede a merger, takeover or other business combination that may otherwise be viewed favorably by our securityholders. In addition, pursuant to our amended and restated certificate of incorporation, Apollo, and any of our directors who are affiliated with Apollo, have the right to, and have no duty to abstain from exercising such right to, conduct business with any business that is competitive or in the same line of business as us, do business with any of our clients, customers or vendors, or make investments in the kind of property in which we may make investments. Apollo is in the business of making or advising on investments in companies and may hold, and may from time to time in the future acquire interests in or provide advice to businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. Apollo may also pursue acquisitions that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. So long as the Apollo Funds continue to own a significant amount of our common stock, Apollo will continue to be able to strongly influence our decisions.

Texas insurance laws and regulations may delay or impede purchases of our common stock.

The insurance laws and regulations of Texas, the jurisdiction in which our title insurance underwriter subsidiary is domiciled, generally provide that no person may acquire control, directly or indirectly, of a Texas domiciled insurer, unless the person has provided required information to, and the acquisition is approved or not disapproved by, the Texas Department of Insurance. Generally, any person acquiring beneficial ownership of 10% or more of our voting securities would be presumed to have acquired indirect control of our title insurance underwriter subsidiary unless the Texas Department of Insurance, upon application, determines otherwise. The Apollo Funds and Paulson & Co. Inc., on behalf of several investment funds and accounts managed by it (together with such investment funds and accounts, “Paulson”) have previously received approvals for their current holdings from the Texas Department of Insurance. Certain purchasers of our common stock could be subject to similar approvals which could significantly delay or otherwise impede their ability to complete such purchase.

We have no plans to pay regular dividends on our common stock, so stockholders may not receive funds without selling their common stock.

We have no plans to pay regular dividends on our common stock and anticipate that a significant amount of any free cash flow generated from our operations will be utilized to redeem or prepay outstanding indebtedness and accordingly would not be available for dividends. Any declaration and payment of future dividends to holders of our common stock will be at the sole discretion of our Board of Directors and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our Board of Directors deems relevant.

Certain of our debt instruments contain covenants that restrict the ability of our subsidiaries to pay dividends to us. Furthermore, we will be permitted under the terms of our debt instrument to incur additional indebtedness, which may restrict or prevent us from paying dividends on our common stock. Agreements governing any future indebtedness, in addition to those governing our current indebtedness, may not permit us to pay dividends on our common stock.

Future sales or the perception of future sales of a substantial amount of our common stock may depress the price of shares of our common stock, including in connection with the expiration of the lock-up agreements entered into in connection with our initial public offering.

Future sales or the availability for sale of substantial amounts of our common stock in the public market could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through future sales of equity securities. A substantial portion of our common stock is no longer restricted by the lock-up agreements signed in connection with the IPO and may be sold into the public market without restriction. In addition, while the common stock sold in this offering will not change the total amount of shares outstanding, we, the selling stockholders, our executive officers and directors have agreed that, subject to certain exceptions, for 90 days after the date of this prospectus supplement, without the prior written consent of both Goldman, Sachs & Co. and J.P. Morgan Securities LLC, we and they will not directly or indirectly, offer, sell, offer to sell, contract to sell or otherwise dispose of any shares of our common stock, subject to certain limited exceptions, including any sale by the Company’s executive officers (except for Richard Smith, our chief executive officer), in the aggregate, of a maximum of 15% of the shares of common stock held by each of them (including shares issuable pursuant to currently exercisable options and shares to be issued pursuant to the Phantom Value Plan in connection with this offering) that would otherwise be prohibited pursuant to the terms of the lock-up agreements entered into in connection with this offering. When the restrictions pursuant to the lock-up arrangements expire (or the shares of our common stock subject to such restrictions are released, in whole or in part), we and such persons will no longer be restricted from selling common stock, subject to Rule 144 limitations, which could depress the price of shares of our common stock. Immediately following this offering, a total of 114,411,772 shares of common stock will not be subject to a lock-up agreement and will be available for sale into the public market without restriction, including shares that were previously restricted by the lock-up agreements signed in connection with the IPO. In the future, we may also issue shares of our common stock or other securities from time to time as consideration for future acquisitions and investments. If any such acquisition or investment is significant, the number of shares of our common stock, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be substantial. We may also grant registration rights covering those shares of our common stock or other securities in connection with any such acquisitions and investments.

Pursuant to the terms of our Phantom Value Plan, certain of our executive officers are eligible to receive payment, at their election, in shares of our common stock, cash or a combination thereof, as a result of the sale of shares of common stock by RCIV Holdings (Luxembourg) S.à r.l, which is a selling stockholder in this offering and an affiliate of Apollo. Such officers have indicated that they intend to elect to receive all of such payment in shares of common stock which, assuming a price per share of $44.00 (the public offering price for this offering)

and no exercise by the underwriters of their option to purchase additional shares, would result in an aggregate payment of 575,508 shares of common stock to such officers following this offering and a second quarter 2013 charge of approximately $23 million. The issuance of additional shares pursuant to our Phantom Value Plan would further dilute the amount of our common stock outstanding and would result in future compensation charges. See Item 11 of our Annual Report on Form 10-K for the year ended December 31, 2012, incorporated herein by reference, for further information with respect to our Phantom Value Plan.

We cannot predict the size of future issuances or sales of our common stock or the effect, if any, that future issuances and sales of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares of our common stock issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

Delaware law and our organizational documents may impede or discourage a takeover, which could deprive our investors of the opportunity to receive a premium for their shares.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change of control would be beneficial to our existing stockholders. In addition, provisions of our amended and restated certificate of incorporation, amended and restated bylaws and the Apollo Securityholders Agreement may make it more difficult for, or prevent a third party from, acquiring control of us without the approval of our Board of Directors. Among other things, these provisions:

•	classify our Board of Directors so that only some of our directors are elected each year;

•	do not permit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	delegate the sole power to a majority of the Board of Directors to fix the number of directors;

•	provide the power of our Board of Directors to fill any vacancy on our Board of Directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

•	authorize the issuance of “blank check” preferred stock without any need for action by stockholders;

•	eliminate the ability of stockholders to call special meetings of stockholders;

•	prohibit stockholders from acting by written consent if less than a majority of the voting power of our outstanding common stock is controlled by the Apollo Funds;

•	establish advance notice requirements for nominations for election to our Board of Directors or for proposing matters that can be acted on by stockholders at stockholder meetings; and

•

provide that the approval of a majority of the directors designated to the Board of Directors by the Apollo Funds will be required for certain change of control transactions if the Apollo Funds control at least 25% of the voting power of our outstanding common stock.

The foregoing factors, as well as the significant common stock ownership by the Apollo Funds, could impede a merger, takeover or other business combination or discourage a potential investor from making a tender offer for our common stock, which, under certain circumstances, could reduce the market value of our common stock and your ability to realize any potential change-in-control premium.

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our common stock, which could depress the price of our common stock.

Our amended and restated certificate of incorporation authorizes us to issue one or more series of preferred stock. Our Board of Directors will have the authority to determine the preferences, limitations and relative rights of shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discouraging bids for our common stock at a premium to the market price, and materially and adversely affect the market price and the voting and other rights of the holders of our common stock.

If securities analysts do not publish research or reports about our company, or if they issue unfavorable commentary about us or our industry or downgrade our common stock, the price of our common stock could decline.

The trading market for our common stock depends in part on the research and reports that third-party securities analysts publish about our company and our industry. If one or more analysts cease coverage of our company, we could lose visibility in the market. In addition, one or more of these analysts could downgrade our common stock or issue other negative commentary about our company or our industry. As a result of one or more of these factors, the trading price of our common stock could decline.

USE OF PROCEEDS

All shares of common stock sold pursuant to this prospectus supplement will be sold by the selling stockholders and we will not receive any of the proceeds from such sales. We will pay the expenses, other than underwriting discounts and commissions, associated with the sale of shares by the selling stockholders.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2012:

•	on an actual basis; and

•

on an as adjusted basis giving effect to (i) the anticipated redemption of all of our outstanding 12.375% Senior Subordinated Notes and 13.375% Senior Subordinated Notes on April 16, 2013, (ii) the anticipated redemption of all of our outstanding 12.00% Senior Notes on April 23, 2013, and (iii) the amendment and restatement of our senior secured credit agreement on March 5, 2013, which (a) extended the maturity of the term loan by four years and increased its size by $98 million and (b) extended the maturity of the revolving credit facility by two years and increased its capacity from $363 million to $475 million.

Because we will not receive any of the proceeds from this offering, this offering will not change our capitalization.

You should read this table together with our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2012
	Actual	As Adjusted
	(In millions)
Capitalization (excluding securitization obligations)
Cash and cash equivalents (1)	$376	$93

Long-term debt (including current portion):
Senior Secured Credit Facility:
Revolving credit facility	$110	$—
Term loan facility	1,822	—
New revolving credit facility (2)	—	110
New term loan facility (3)	—	1,901
7.625% First Lien Notes due 2020	593	593
7.875% First and a Half Lien Notes due 2019	700	700
9.000% First and a Half Lien Notes due 2020	325	325
11.50% Senior Notes due 2017 (4)	489	489
12.00% Senior Notes due 2017 (5)	129	—
12.375% Senior Subordinated Notes due 2015 (6)	188	—
13.375% Senior Subordinated Notes due 2018	10	—

Total long-term debt (including current portion)	4,366	4,118

Equity:
Common stock; 400,000,000 authorized shares, 145,369,453 shares issued and outstanding (actual and as adjusted)	1	1
Additional paid-in capital	5,591	5,591
Accumulated deficit (7)	(4,045)	(4,063)
Accumulated other comprehensive income (loss)	(31)	(31)
Noncontrolling interests	3	3

Total equity (deficit)	1,519	1,501

Total capitalization (8)	$5,885	$5,619

(1)	Readily available cash as of December 31, 2012 was $313 million. Readily available cash includes cash and cash equivalents less statutory cash required for our title business. As adjusted cash and cash equivalents reflects $56 million of term loan proceeds, net of fees, offset by $339 million of cash used for the redemption of the 12.00% Senior Notes and the Senior Subordinated Notes, including related redemption premiums. On an as adjusted basis, we anticipate that our annualized cash interest savings from the redemption of such notes and the amendment and restatement of our senior secured credit facility will be approximately $36 million, based on our debt balances as of March 31, 2013, and assuming LIBOR rates as of March 31, 2013. As adjusted amount does not include anticipated expenses payable by us in connection with this offering.
(2)	Interest rates with respect to revolving loans under the new revolving credit facility are based on, at our option, (a) adjusted LIBOR plus 2.75% or (b) ABR plus 1.75%. On March 31, 2013, we had approximately $135 million outstanding under the new revolving credit facility and no outstanding letters of credit under such facility, leaving $340 million of available capacity.
(3)	The new term loan facility is $1,920 million less a discount of $19 million. The interest rates with respect to term loans under the new term loan facility are based on, at our option, (a) adjusted LIBOR plus 3.50% (with a LIBOR floor of 1.00%) or (b) ABR plus 2.50% (with an ABR floor of 2.0%).
(4)	Consists of $492 million of 11.50% Senior Notes, less a discount of $3 million.
(5)	Consists of $130 million of 12.00% Senior Notes, less a discount of $1 million.
(6)	Consists of $190 million of 12.375% Senior Subordinated Notes, less a discount of $2 million.
(7)	As adjusted accumulated deficit was reduced by a $3 million loss on extinguishment and a $2 million write-off of financing costs due to the amended and restated senior secured credit facility, as well as $13 million due to the anticipated loss on extinguishment of the Senior Subordinated Notes and the 12.00% Senior Notes upon their redemption. Accumulated deficit does not include any charge relating to the Phantom Value Plan.
(8)	Total capitalization excludes our securitization obligations which are collateralized by relocation related assets and appear in our current liabilities.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is listed on The New York Stock Exchange (the “NYSE”) under the symbol “RLGY.” On April 8, 2013, the reported last sale price of our common stock on the NYSE was $45.84. The following table sets forth the high and low intraday prices of our common stock on the NYSE for the periods indicated.

	Stock Price Range 2012
Year Ended December 31, 2012	High	Low
Fourth Quarter (from October 11, 2012)	$42.16	$32.50

	Stock Price Range 2013
Year Ending December 31, 2013	High	Low
First Quarter	$50.33	$40.36
Second Quarter (through April 8, 2013)	$49.15	$43.76

As of April 5, 2013, there were 161 stockholders of record of our common stock. In addition, we believe a significant number of beneficial owners of our common stock hold their shares in “street” name.

DIVIDEND POLICY

We do not currently anticipate paying dividends on our common stock. Any declaration and payment of future dividends to holders of our common stock will be at the discretion of our Board of Directors and will depend on many factors, including our financial condition, earnings, cash flows, capital requirements, level of indebtedness, statutory and contractual restrictions applicable to the payment of dividends and other considerations that our Board of Directors deems relevant. See the section herein titled “Risk Factors—Risks Related to the Offering and Our Common Stock—We have no plans to pay regular dividends on our common stock, so stockholders may not receive funds without selling their common stock.” Because Realogy Holdings is a holding company and has no direct operations, we will only be able to pay dividends from our available cash on hand and any funds we receive from our subsidiaries. The terms of our indebtedness restrict our subsidiaries from paying dividends to us. Our title insurance underwriter is subject to regulations that limit its ability to pay dividends or make loans or advances to us, principally to protect policyholders. Under Delaware law, dividends may be payable only out of surplus, which is our net assets minus our liabilities and our capital, or, if we have no surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. As a result, we may not pay dividends according to our policy or at all, if, among other things, we do not have sufficient cash to pay the intended dividends, if our financial performance does not achieve expected results or the terms of our indebtedness prohibit it.

SELLING STOCKHOLDERS

The following table, which was prepared based on information supplied to us by the selling stockholders, sets forth the name of each of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders and the number of shares to be offered by each of the selling stockholders pursuant to this prospectus supplement. The table also provides information regarding the beneficial ownership of our common stock by each of the selling stockholders as adjusted to reflect the assumed sale of all of the shares of common stock offered under this prospectus supplement. The table below assumes no exercise of the underwriters’ option to purchase additional shares. We will pay the expenses, other than underwriting discounts and commissions, associated with the sale of shares by the selling stockholders. The selling stockholders will pay the underwriting discounts and selling commissions in connection with this offering.

We have determined beneficial ownership in accordance with the rules of the SEC. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

	Beneficial Ownership Prior to Offering		Number of Shares of Common Stock Offered Hereby	Beneficial Ownership After Offering (no option exercise)
Name of Selling Stockholder(1)	Common Stock	Percentage of Common Stock (2)		Common Stock	Percentage of Common Stock (2)
RCIV Holdings (Luxembourg) S.à r.l.	57,462,269	39.53%	30,763,706	26,698,563	18.37%
Domus Co-Investment Holdings LLC	3,714,000	2.55%	1,988,373	1,725,627	1.19%
Apollo Investment Fund VI, L.P.	2,184,067	1.50%	1,169,288	1,014,778	0.70%
Domus Investment Holdings, LLC	2,014,734	1.39%	1,078,633	936,101	0.64%

(1)

The sole shareholder of RCIV Holdings (Luxembourg) S.à r.l. (“RCIV Luxembourg”) is RCIV Holdings, L.P. (“RCIV LP”). Apollo Management VI, L.P (“Management VI”) is the manager of each of RCIV LP, Apollo Investment Fund VI, L.P. (“AIF VI”) and Domus Investment Holdings, LLC (“Domus LLC”), and the managing member of Domus Co-Investment Holdings LLC (“Domus Co-Invest LLC” and, collectively with RCIV Luxembourg, AIF VI and Domus LLC, the “Apollo Selling Stockholders”), and as such has voting and investment power over the shares of our common stock held by the Apollo Selling Stockholders. The general partner of Management VI is AIF VI Management, LLC (“AIF VI LLC”), and the sole member and manager of AIF VI LLC is Apollo Management, L.P. (“Apollo Management”). The general partner of Apollo Management is Apollo Management GP, LLC (“Management GP”). The sole member and manager of Management GP is Apollo Management Holdings, L.P. (“Management Holdings”). The general partner of Management Holdings is Apollo Management Holdings GP, LLC (“Management Holdings GP”). The general partner of AIF VI is Apollo Advisors VI, L.P. (“Advisors VI”). The general partner of Advisors VI is Apollo Capital Management VI, LLC (“ACM VI”). The sole member and manager of ACM VI is Apollo Principal Holdings I, L.P. (“Principal I”), and the general partner of Principal I is Apollo Principal Holdings I GP, LLC (“Principal I GP”). Leon Black, Joshua Harris and Marc Rowan are the managers, as well as principal executive officers, of Management Holdings GP, and the managers of Principal I GP, and as such may be deemed to have voting and dispositive control of the shares of our common stock held by the Apollo

Selling Stockholders. Each of the Apollo Selling Stockholders disclaims beneficial ownership of the common stock that may be deemed beneficially owned by any other Apollo Selling Stockholder and each of the Apollo investment managers and investment advisors, including Management Holdings GP and Principal I GP disclaims beneficial ownership of the common stock held by the Apollo Selling Stockholders. The address of each of AIF VI LP, Domus LLC, Domus Co-Invest LLC, Advisors VI, ACM VI, Principal I and Principal I GP is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of RCIV Luxembourg is 44, Avenue John F. Kennedy, L-1885, Luxembourg. The address of RCIV LP is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands. The address of each of Management VI, AIF VI LLC, Apollo Management, Management GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan, is 9 West 57th Street, 43rd Floor, New York, New York 10019.
(2)	Percentages are based on 145,370,433 shares of common stock issued and outstanding as of April 5, 2013.

Each of the Apollo Selling Stockholders is an affiliate of Apollo and, as such, is entitled to certain rights pursuant to the Apollo Securityholders Agreement, including with respect to the designation of members to be nominated to our Board of Directors and the approval of certain of our significant business decisions. Employees of Apollo also currently serve on our Board of Directors. See “Directors, Officers and Corporate Governance” and “Certain Relationships and Related Transactions, and Director Independence” in Part III, Items 10 and 13, respectively, of our Annual Report on Form 10-K for the year ended December 31, 2012, incorporated by reference herein, for further information.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a summary of certain U.S. federal income tax considerations relevant to non-U.S. holders (as defined below) with respect to the ownership and disposition of our common stock. The following summary is based on current provisions of the Code, Treasury regulations and judicial and administrative authority, all of which are subject to change, possibly with retroactive effect. State, local, estate and foreign tax consequences are not summarized, nor are tax consequences to special classes of investors including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, dealers in securities, persons liable for the alternative minimum tax, U.S. expatriates, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons who have acquired our common stock as compensation or otherwise in connection with the performance of services, or persons that will hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction. Tax consequences may vary depending upon the particular status of an investor. The summary is limited to non-U.S. holders who will hold our common stock as “capital assets” (generally, property held for investment). Each potential investor should consult its own tax advisor as to the U.S. federal, state, local, foreign and any other tax consequences of the purchase, ownership and disposition of our common stock.

For purposes of this summary, the term “non-U.S. holder” means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is: (i) an individual who is classified as a non-resident of the United States, (ii) a foreign corporation, or (iii) a foreign estate or foreign trust.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are treated as a partner in such an entity holding our common stock, you should consult your own tax advisor as to the particular U.S. federal income tax consequences applicable to you.

Distributions

Distributions with respect to our common stock will be treated as dividends to the extent paid from our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Generally, distributions treated as dividends paid to a non-U.S. holder with respect to our common stock will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable income tax treaty.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business within the United States (and, if a tax treaty applies, are attributable to a U.S. permanent establishment of such non-U.S. holder) are generally subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person, as defined under the Code, and are exempt from the 30% withholding tax (assuming compliance with certain certification requirements). Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a rate of 30% (or lower applicable treaty rate). A non-U.S. holder who claims the benefit of an applicable tax treaty generally will be required to satisfy applicable certification and other requirements. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under a relevant tax treaty. A non-U.S. holder can generally meet the relevant certification requirement by providing a properly executed IRS Form W-8BEN (if the holder is claiming the benefits of an income tax treaty) or Form W-8ECI (if the dividends are effectively connected with a trade or business in the United States) or suitable substitute form.

Dispositions

Subject to the discussion below concerning backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax with respect to gain realized on the sale, exchange or other disposition of our common stock unless (i) the gain is effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if a tax treaty applies, is attributable to a U.S. permanent establishment of such non-U.S. holder), (ii) in the case of a non-U.S. holder that is a non-resident alien individual, such non-U.S. holder is present in the United States for 183 or more days in the taxable year of disposition, and certain other conditions are met or (iii) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

In the case described above in (i), the gain on the disposition of our common stock will be recognized in an amount equal to the difference between the amount of cash and the fair market value of any other property received for the common stock and the non-U.S. holder’s basis in the common stock. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the common stock has been held for more than one year. In the case of a non-U.S. holder that is a foreign corporation, such gain may also be subject to an additional branch profits tax at a rate of 30% (or a lower applicable treaty rate). In the case described above in (ii), the non-U.S. holder generally will be subject to a flat income tax at a rate of 30% (or lower applicable treaty rate) on any capital gain recognized on the disposition of our common stock, which may be offset by certain U.S. source capital losses.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

Payment of dividends, and the tax withheld with respect thereto, is subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Under the provisions of an applicable income tax treaty or agreement, copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides. U.S. backup withholding will generally apply on payment of dividends to non-U.S. holders unless such non-U.S. holders furnish to the payor an IRS Form W-8BEN (or other applicable form), or otherwise establish an exemption and the payor does not have actual knowledge or reason to know that the holder is a United States person, as defined under the Code, that is not an exempt recipient.

Payment of the proceeds of a sale of our common stock within the United States or conducted through certain U.S.-related financial intermediaries is subject to information reporting and, depending on the circumstances, backup withholding, unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-U.S. holder on IRS Form W-8BEN (or other applicable form), or otherwise establishes an exemption and the payor does not have actual knowledge or reason to know the holder is a United States person, as defined under the Code, that is not an exempt recipient.

Any amount withheld under the backup withholding rules from a payment to a non-U.S. holder is allowable as a credit against such non-U.S. holder’s U.S. federal income tax, which may entitle the non-U.S. holder to a refund, provided that the non-U.S. holder timely provides the required information to the IRS. Moreover, certain penalties may be imposed by the IRS on a non-U.S. holder who is required to furnish information but does not do so in the proper manner. Non-U.S. holders should consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding.

Foreign Account Tax Compliance Act

After December 31, 2013, withholding at a rate of 30% will generally be required on dividends in respect of, and, after December 31, 2016, gross proceeds from the sale or other disposition of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain United States persons or by certain non-U.S. entities that are wholly or partially owned by United States persons and to withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country, or future United States Treasury regulations, may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. We will not pay any additional amounts to holders in respect of any amounts withheld. Non-U.S. holders are encouraged to consult their tax advisors regarding the possible implications of the legislation on their investment in our common stock.

UNDERWRITING

Goldman, Sachs & Co. and J.P. Morgan Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholders and the underwriters, the selling stockholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling stockholders, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Goldman, Sachs & Co.	9,100,000
J.P. Morgan Securities LLC	9,100,000
Barclays Capital Inc.	4,025,000
Citigroup Global Markets Inc.	3,500,000
Credit Suisse Securities (USA) LLC	3,500,000
Credit Agricole Securities (USA) Inc.	1,750,000
Wells Fargo Securities, LLC	1,050,000
CRT Capital Group LLC	350,000
Apollo Global Securities, LLC	2,625,000

Total	35,000,000

The underwriting agreement provides that the underwriters’ obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

•

the obligation to purchase all of the shares of common stock offered hereby (other than those shares of common stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

•	that the representations and warranties made by us and the selling stockholders to the underwriters are true;

•	that there is no material change in our business or the financial markets; and

•	that we and the selling stockholders deliver customary closing documents to the underwriters.

We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities. The offering of shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.726 per share. After the offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the underwriting discounts and expenses to be paid to the underwriters by the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Without Option		With Option
	Per Share	Total	Per Share	Total

Public offering price	$44.00	$1,540,000,000	$44.00	$1,771,000,000

Underwriting discounts and commissions	$1.21	$42,350,000	$1.21	$48,702,500

Proceeds to the selling stockholders	$42.79	$1,497,650,000	$42.79	$1,722,297,500

The expenses of the offering, not including underwriting discounts and commissions, are estimated at $750,000 and are payable by us. We have agreed to reimburse the underwriters for certain expenses relating to clearing this offering with FINRA.

Option to Purchase Additional Shares

The selling stockholders have granted an option to the underwriters to purchase up to 5,250,000 additional shares at the offering price, less the underwriting discounts and commissions. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any options to purchase additional shares. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

Lock-Up Agreements

We, the selling stockholders and our executive officers and directors, have agreed that, subject to certain exceptions, for 90 days after the date of this prospectus supplement, without the prior written consent of both Goldman, Sachs & Co. and J.P. Morgan Securities LLC, we and they will not directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of our common stock (including, without limitation, shares of our common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for our common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock or (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of our common stock or securities convertible, exercisable or exchangeable into our common stock or any of our other securities.

The foregoing restrictions shall not apply to the sale by the Company’s executive officers (except for Richard Smith, our chief executive officer), in the aggregate, of a maximum of 15% of the shares of common stock held by each of them (including shares issuable pursuant to currently exercisable options and shares to be issued pursuant to the Phantom Value Plan in connection with this offering) that would otherwise be prohibited pursuant to the terms of the lock-up agreement.

Goldman, Sachs & Co. and J.P. Morgan Securities LLC, in their discretion, may release our common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release our common stock and other securities from the lock-up agreements. Goldman, Sachs & Co. and J.P. Morgan Securities LLC will consider, among other factors, our or the holder’s reasons for requesting the release, the number of shares of our common stock and other securities for which the release is being requested and market conditions at the time.

Listing

Our common stock is listed on the NYSE under the symbol “RLGY”.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares. “Naked” short sales are sales in excess of the option to purchase additional shares. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

None of us, the selling stockholders or any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, none of us, the selling stockholders or any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectus supplements and the accompanying prospectus by electronic means, such as e-mail.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investments, hedging, market-making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, an affiliate of J.P. Morgan Securities LLC acts as administrative agent and an affiliate of Credit Suisse Securities (USA) LLC acts as syndication agent under the senior secured credit facility, J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC acts as joint bookrunners under the senior secured credit facility, an affiliate of Barclays Capital Inc. acts as co-documentation agent under the senior secured credit facility, and affiliates of J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Barclays Capital Inc., Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc. and Wells Fargo Securities, LLC are lenders under the senior secured credit facility, an affiliate of Credit Agricole Securities (USA) Inc. acts as administrative agent and lead arranger and an affiliate of Wells Fargo Securities, LLC acts as a managing agent under the Apple Ridge Securitization Facility. In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors or employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. In addition, the Company and its affiliates have in the past entered, and may in the future enter, into certain financial and other arrangements with certain of the underwriters and their respective affiliates, pursuant to which the Company and its affiliates have received, and may in the future receive, certain fees, commissions and other payments in the performance of its ordinary course services. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time recommend to clients that they should acquire long and/or short positions in such assets, securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares may be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of has been obtained to each such proposed offer or resale.

The Company, the selling stockholders, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus supplement has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company, the selling stockholders nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571,

Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

CONFLICTS OF INTEREST

Affiliates of Apollo Global Securities, LLC own more than 10% of our outstanding common stock. Because Apollo Global Securities, LLC is an underwriter for this offering, it is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121(f)(5)(B). In addition, affiliates of Apollo Global Securities, LLC will be deemed to receive more than 5% of net offering proceeds and will have a “conflict of interest” pursuant to Rule 5121(f)(5)(C)(ii). Accordingly, this offering is being made in compliance with requirements of Rule 5121. Since Apollo Global Securities, LLC is not primarily responsible for managing this offering, pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary. Apollo Global Securities, LLC will not confirm sales to discretionary accounts without the prior written approval of the customer.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom, LLP, New York, New York, and Marilyn J.Wasser, Executive Vice President, General Counsel and Corporate Secretary of Realogy Holdings. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters will be passed upon for the selling stockholders by Wachtell, Lipton, Rosen & Katz, New York, New York, and Arendt & Medernach, Luxembourg, Grand Duchy of Luxembourg.

EXPERTS

The financial statements of Realogy Holdings Corp., management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) and the financial statements schedule, incorporated in this prospectus supplement by reference to Realogy Holdings’ Annual Report on Form 10-K for the year ended December 31, 2012, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of PHH Home Loans and Subsidiaries as of December 31, 2012 and 2011 and for the years ended December 31, 2012 and 2011 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the report of ParenteBeard, LLC, an independent registered public accounting firm, incorporated by reference in this prospectus supplement, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains our reports, proxy and other information regarding us at http://www.sec.gov. Our SEC filings are also available free of charge at our website (www.realogy.com). The information on or accessible through our website is not incorporated by reference into this prospectus supplement. In addition, you can inspect reports and other information we file at the office of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3 with respect to the shares of common stock offered hereby. This prospectus supplement does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered hereby, reference is made to the registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows “incorporation by reference” into this prospectus supplement of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus supplement and any information filed by us in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act with the SEC subsequent to the date of this prospectus supplement automatically will be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Realogy Holdings’ Annual Report on Form 10-K for the year ended December 31, 2012, filed on February 25, 2013 (except for the financial statements of Realogy Group LLC);

•	Realogy Holdings’ Current Reports on Form 8-K filed on January 7, 2013, January 28, 2013, March 8, 2013 and April 9, 2013 (except for Item 2.02 and Exhibit 99.1); and

•	the description of Realogy Holdings’ common stock set forth in its registration statement on Form 8-A filed on September 28, 2012.

We incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and until the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus supplement from the respective dates of filing of those documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement but not delivered with this prospectus supplement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus supplement. You should direct requests for documents to:

Realogy Holdings Corp.

One Campus Drive

Parsippany, New Jersey 07054

(973) 407-2000

PROSPECTUS

COMMON STOCK

This prospectus relates solely to sales of our common stock by selling stockholders, some of whom may be our affiliates. The selling stockholders, who will be named in a prospectus supplement, may offer and sell shares of our common stock from time to time in amounts, at prices and on terms that will be determined at the time of any such offering. We will not receive any proceeds from the sale of shares of common stock to be offered by the selling stockholders. We will pay the expenses, other than underwriting discounts and commissions, associated with the sale of shares by the selling stockholders.

This prospectus describes some of the general terms that may apply to our common stock. Each time any common stock is offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering, including the number of shares of our common stock to be sold by, and the identities of, the selling stockholders. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement, as well as the documents incorporated by reference herein or therein, carefully before you make your investment decision.

This prospectus may not be used to offer and sell shares of our common stock unless accompanied by a prospectus supplement.

The shares of our common stock may be sold at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at a negotiated price. The shares of our common stock offered by this prospectus and the accompanying prospectus supplement may be offered by the selling stockholders directly to purchasers or to or through underwriters, brokers or dealers or other agents. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, brokers or dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

Our common stock is listed for trading on The New York Stock Exchange under the symbol “RLGY.”

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 7 of this prospectus, as well as those contained in any prospectus supplement and the documents incorporated by reference herein and therein, before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 9, 2013.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under the automatic shelf process, the selling stockholders to be named in one or more prospectus supplements may offer and sell, from time to time, shares of our common stock. We will also be required to provide a prospectus supplement containing specific information about the selling stockholders and the terms on which our common stock is being offered and sold. We may also add, update or change in a prospectus supplement information contained in this prospectus.

You should rely only on the information contained in this prospectus and the accompanying prospectus supplement, including the information incorporated by reference herein as described herein and therein and any free writing prospectus that we prepare and distribute. Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement or any such free writing prospectus.

The selling stockholders may only offer to sell, and seek offers to buy, shares of our common stock in jurisdictions where offers and sales are permitted.

This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits of which this prospectus forms a part. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, of which this prospectus forms a part, you should refer to that agreement or document for its complete contents.

If the description of the offering varies between any prospectus supplement and this prospectus, you should rely on the information in the prospectus supplement. Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

THIS PROSPECTUS MAY NOT BE USED TO SELL ANY SHARES OF OUR COMMON STOCK UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

Except as otherwise indicated or unless the context otherwise requires, the terms “we,” “us,” “our,” “our company,” “Realogy,” “Realogy Holdings” and the “Company” refer to Realogy Holdings Corp., a Delaware corporation, and its consolidated subsidiaries, including Realogy Intermediate Holdings LLC, a Delaware limited liability company (“Realogy Intermediate”), and Realogy Group LLC, a Delaware limited liability company (“Realogy Group”). Neither Realogy Holdings, the indirect parent of Realogy Group, nor Realogy Intermediate, the direct parent company of Realogy Group, conducts any operations other than with respect to its respective direct or indirect ownership of Realogy Group.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains our reports, proxy and other information regarding us at http://www.sec.gov. Our SEC filings are also available free of charge at our website (www.realogy.com). The information on or accessible through our website is not incorporated by reference into this prospectus. In addition, you can inspect reports and other information we file at the office of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3 with respect to the shares of common stock offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered hereby, reference is made to the registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows “incorporation by reference” into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act with the SEC subsequent to the date of this prospectus automatically will be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Realogy Holdings’ Annual Report on Form 10-K for the year ended December 31, 2012, filed on February 25, 2013 (except for the financial statements of Realogy Group LLC);

•	Realogy Holdings’ Current Reports on Form 8-K filed on January 7, 2013, January 28, 2013, March 8, 2013 and April 9, 2013 (except for Item 2.02 and Exhibit 99.1); and

•	the description of Realogy Holdings’ common stock set forth in its registration statement on Form 8-A filed on September 28, 2012.

We incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and until the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You should direct requests for documents to:

Realogy Holdings Corp.

One Campus Drive

Parsippany, New Jersey 07054

(973) 407-2000

FORWARD-LOOKING STATEMENTS

Forward-looking statements included in this prospectus, any prospectus supplement, information incorporated by reference herein or therein and any related free-writing prospectus are based on various facts and derived utilizing numerous important assumptions are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements include the information concerning our future financial performance, business strategy, projected plans and objectives, as well as projections of macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward looking in nature and not historical facts. You should understand that the following important factors could affect our future results and cause actual results to differ materially from those expressed in the forward-looking statements:

•	risks related to general business, economic, employment and political conditions and the U.S. residential real estate markets, either regionally or nationally, including but not limited to:

•

a lack of improvement in the number of homesales, stagnant or declining home prices and/or a deterioration in other economic factors that particularly impact the residential real estate market and the business segments in which we operate;

•	a lack of improvement in consumer confidence;

•	the impact of recessions, slow economic growth, disruptions in the banking system and high levels of unemployment in the U.S. and abroad;

•

increasing mortgage rates and down payment requirements and/or constraints on the availability of mortgage financing, including but not limited to the potential impact of various provisions of the Dodd–Frank Wall Street Reform and Consumer Protection Act and regulations that may be promulgated thereunder relating to mortgage financing as well as other factors that tighten underwriting standards;

•

legislative, tax or regulatory changes that would adversely impact the residential real estate market, including potential reforms of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, and potential tax code reform, which could reduce the amount that taxpayers would be allowed to deduct for home mortgage interest;

•	negative trends and/or a negative perception of the market trends in value for residential real estate;

•	renewed high levels of foreclosure activity including but not limited to the release of homes already held for sale by financial institutions;

•	insufficient or excessive regional home inventory levels;

•	the inability or unwillingness of homeowners to enter into homesale transactions due to negative equity in their existing homes; and

•	lower homeownership rates or failure of homeownership rates to return to more typical levels;

•	our geographic and high-end market concentration, particularly with respect to our company owned brokerage operations;

•	our inability to enter into franchise agreements with new franchisees or to realize royalty revenue growth from them;

•	our inability to renew existing franchise agreements or maintain franchisee satisfaction with our brands;

•

existing franchisees may incur operating losses if sales volume decreases which may impede their ability to grow or continue operations. Additionally, debt incurred by our franchisees during the downturn may hinder long-term growth and their ability to pay back indebtedness;

•	disputes or issues with entities that license us their trade names for use in our business that could impede our franchising of those brands;

•

actions by our franchisees that could harm our business or reputation, non-performance of our franchisees, controversies with our franchisees or actions against us by third parties with which our franchisees have business relationships;

•	competition in our existing and future lines of business;

•	our failure to comply with laws, regulations and regulatory interpretations and any changes in laws, regulations and regulatory interpretations;

•	seasonal fluctuations in the residential real estate brokerage business which could adversely affect our business, financial condition and liquidity;

•	the loss of any of our senior management or key managers or employees or other significant labor or employment issues;

•	adverse effects of natural disasters or environmental catastrophes;

•	risks related to our international operations;

•

risks associated with our substantial indebtedness and interest obligations, including risks related to having to dedicate a substantial portion of our cash flows from operations to service our debt, risks related to our ability to refinance our indebtedness and to incur additional indebtedness, risks associated with our ability to comply with our senior secured leverage ratio covenant under our senior secured credit facility, interest rate risk, and risks related to an event of default under our outstanding indebtedness;

•	changes in corporate relocation practices resulting in fewer employee relocations;

•	an increase in the claims rate of our title underwriter;

•

our inability to securitize certain assets of our relocation business, which would require us to find an alternative source of liquidity that may not be available, or if available, may not be on favorable terms;

•	limitations on flexibility in operating our business due to restrictions contained in our debt agreements;

•

any remaining resolutions or outcomes with respect to the contingent liabilities of Cendant Corporation (“Cendant”) under the Separation and Distribution Agreement dated July 27, 2006, among Realogy Group, Cendant, which changed its name to Avis Budget Group, Inc. in August 2006, Wyndham Worldwide Corporation (“Wyndham Worldwide”) and Travelport Inc. (“Travelport”) and the Tax Sharing Agreement dated as of July 28, 2006, as amended, among Realogy Group, Wyndham Worldwide and Travelport, including any adverse impact on our future cash flows;

•	any adverse resolution of litigation, governmental proceedings or arbitration awards; and

•	new types of taxes or increases in state, local or federal taxes that could diminish profitability or liquidity.

Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements. You should consider these important factors, as well as the risk factors set forth in this prospectus, any prospectus supplement, and the documents incorporated by reference herein and therein, in evaluating any statement made in any prospectus supplement.

Any forward-looking statement made by us in this prospectus, any prospectus supplement, or in the documents incorporated by reference herein or therein speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

THE COMPANY

We are the preeminent and most integrated provider of residential real estate services in the U.S. We are the world’s largest franchisor of residential real estate brokerages with some of the most recognized brands in the real estate industry, the largest owner of U.S. residential real estate brokerage offices, the largest U.S. and a leading global provider of outsourced employee relocation services and a significant provider of title and settlement services. Our owned and franchised brokerage businesses are more than two and a half times larger than their nearest competitor and, in 2012, we were involved in approximately 26% of domestic existing homesale transaction volume that involved a real estate brokerage firm. Our revenue is derived on a fee-for-service basis, and given our breadth of complementary service offerings, we are able to generate fees from multiple aspects of a residential real estate transaction. Our operating platform is supported by our portfolio of industry leading franchise brokerage brands, including Century 21®, Coldwell Banker®, Coldwell Banker Commercial®, ERA®, Sotheby’s International Realty® and Better Homes and Gardens® Real Estate and we also own and operate the Corcoran Group® and CitiHabitats brands. Our multiple brands and operations allow us to derive revenue from many different segments of the residential real estate market, in many different geographies and at varying price points.

Corporate Information

Our headquarters are located at One Campus Drive, Parsippany, New Jersey 07054. We have entered into a lease for new corporate headquarters at 175 Park Avenue, Madison, New Jersey 07940, and expect to take occupancy of the new headquarters in April 2013. Our general telephone number is (973) 407-2000. We were incorporated on December 14, 2006 in the state of Delaware. Our Internet address is www.realogy.com. Information on, or accessible through, our website is not incorporated by reference herein and not part of this prospectus.

RISK FACTORS

You should carefully consider each of the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2012, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC that are incorporated by reference herein and therein before making an investment decision. The risk factors generally have been separated into three groups: (1) risks related to our business; (2) risks related to our indebtedness; and (3) risks related to an investment in our common stock. Based on the information currently known to us, we believe that the information incorporated by reference in this prospectus identifies the most significant risk factors affecting our company. Each of risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. The risks and uncertainties are not limited to those set forth in the risk factors described in these documents. Additional risks and uncertainties not presently known to us or that we currently believe to be less significant than the risk factors incorporated by reference herein may also adversely affect our business. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

All shares of common stock sold pursuant to this prospectus will be sold by the selling stockholders and we will not receive any of the proceeds from such sales. We will pay the expenses, other than underwriting discounts and commissions, associated with the sale of shares by the selling stockholders.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws, and of specific provisions of Delaware law. The following description is intended as a summary only and is qualified in its entirety by reference to our amended and restated certificate of incorporation, our amended and restated bylaws and the Delaware General Corporation Law (the “DGCL”). For more information on how you can obtain our amended and restated certificate of incorporation and our amended and restated bylaws, see “Where You Can Find More Information.” We urge you to read our amended and restated certificate of incorporation and our amended and restated bylaws in their entirety.

General

Pursuant to our amended and restated certificate of incorporation, our capital stock consists of 450,000,000 authorized shares, of which 400,000,000 shares, par value $0.01 per share, are designated as “common stock,” and 50,000,000 shares, par value $0.01 per share, are designated as “preferred stock.”

At April 5, 2013, there were outstanding 145.4 million shares of our common stock held by approximately 161 stockholders of record and no shares of preferred stock outstanding.

Common Stock

Voting Rights. Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock do not have cumulative voting rights in the election of directors.

Dividend Rights. Subject to the rights of the holders of preferred stock, holders of common stock are entitled to receive ratably dividends if, as and when dividends are declared from time to time by our Board of Directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, as described below, if any. Under Delaware law, we can only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.

Liquidation Rights. Upon liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock.

Other Matters. The common stock has no preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

Pursuant to our amended and restated certificate of incorporation, shares of preferred stock are issuable from time to time, in one or more series, with the designations of the series, the dividend rates and whether such dividends will be cumulative or non-cumulative, the voting conversion or exchange rights of the shares of the series (if any), redemption rights, whether or not the shares of the series will be entitled to the benefit of a retirement or sinking fund, liquidation rights, the powers, preferences and relative, participation, optional or other special rights (if any), and any qualifications, limitations or restrictions thereof as our Board of Directors from time to time may adopt by resolution (and without further stockholder approval), subject to certain limitations. Each series will consist of that number of shares as will be stated and expressed in the certificate of designations providing for the issuance of the stock of the series, which number may be increased or decreased from time to time by the Board Directors. All shares of any one series of preferred stock will be identical.

Composition of Board of Directors; Election and Removal of Directors; Number of Directors

In accordance with our amended and restated certificate of incorporation and our amended and restated bylaws, the number of directors comprising our Board of Directors will be determined from time to time by our Board of Directors, and only a majority of the Board of Directors may fix the number of directors; provided that in no event shall the total number of directors be less than three nor more than fifteen.

At the date of this prospectus, the Board of Directors consists of eight members, four of whom are non-management Directors and three of whom are independent directors under applicable listing standards and our corporate governance documents. The Board of Directors is currently divided into three classes, each with three-year terms (other than with respect to the initial terms of the Class I and Class II directors, which are one and two years, respectively), so that one-third of the Directors, or as near to one-third as possible, are elected at each annual meeting for three-year terms.

The classes of directors are as follows:

•	V. Ann Hailey, M. Ali Rashid and Brett White are Class I Directors, whose initial term will expire at the 2013 annual meeting of stockholders to be held on May 7, 2013;

•	Travis W. Hennings and Scott M. Kleinman are Class II Directors, whose initial term will expire at the 2014 annual meeting of stockholders; and

•	Marc E. Becker, Richard A. Smith and Michael J. Williams are Class III Directors, whose initial term will expire at the 2015 annual meeting of stockholders.

The classification of directors has the effect of making it more difficult for stockholders to change the composition of our Board of Directors. Each director is to hold office until his successor is duly elected and qualified or until his earlier death, resignation or removal. Any vacancies on our Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum. Our amended and restated certificate of incorporation provides that stockholders do not have the right to cumulative votes in the election of directors. At any meeting of our Board of Directors, except as otherwise required by law, a majority of the total number of directors then in office will constitute a quorum for all purposes.

Special Meetings of Stockholders

Our amended and restated bylaws provide that special meetings of the stockholders may be called only by the majority of the Board of Directors or the chairman of the Board of Directors, and only proposals included in the company’s notice may be considered at such special meetings.

Certain Corporate Anti-Takeover Provisions

Certain provisions in our amended and restated certificate of incorporation, amended and restated bylaws and the Amended and Restated Securityholders Agreement dated as of October 12, 2012 between us and investment funds affiliated with, or co-investment vehicles managed by, Apollo Management VI, L.P. (collectively, the “Apollo Funds”) that indirectly beneficially own our common stock (the “Apollo Securityholders Agreement”) may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders. The Apollo Funds are affiliates of Apollo Global Management, LLC (together with its subsidiaries, “Apollo”). See “Certain Relationships and Related Transactions, and Director Independence—Apollo Securityholders Agreement” in Part III, Item 13 of our Annual Report on Form 10-K for the year ended December 31, 2012, incorporated by reference herein.

Preferred Stock

Our amended and restated certificate of incorporation contains provisions that permit our Board of Directors to issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the dividend rates and whether such dividends will be cumulative or non-cumulative, the voting conversion or exchange rights of the shares of the series (if any), redemption rights, whether or not the shares of the series will be entitled to the benefit of a retirement or sinking fund, liquidation rights, the powers, preferences and relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series. See “—Preferred Stock” above.

Classified Board

Our amended and restated certificate of incorporation and amended and restated bylaws provide that our Board of Directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and the number of directors on our Board of Directors may be fixed only by the majority of our Board of Directors, as described above in “—Composition of Board of Directors; Election and Removal of Directors; Number of Directors.”

Removal of Directors, Vacancies

At any time if at least 25% of the voting power of all the shares of the Company is owned by the Apollo Funds and if the Apollo Funds cast their votes associated with such shares in favor of the proposed action, our stockholders will be able to remove directors only by the affirmative vote of the holders of a majority of the voting power entitled to vote for the election of directors. At any other time, our stockholders will be able to remove directors only for cause and only by the affirmative vote of the holders of 75% of the voting power entitled to vote for the election of directors. Vacancies on our Board of Directors may be filled only by a majority of our Board of Directors, although less than a quorum.

No Cumulative Voting

Our amended and restated certificate of incorporation provides that stockholders do not have the right to cumulative votes in the election of directors. Cumulative voting rights would have been available to the holders of our common stock if our amended and restated articles of incorporation had not specifically provided that cumulative voting was not available.

No Stockholder Action by Written Consent; Calling of Special Meetings of Stockholders

Our amended and restated certificate of incorporation does not permit stockholder action without a meeting by consent for so long as less than a majority of the voting power of all the shares of the Company is owned by the Apollo Funds. Our amended and restated bylaws also provide that special meetings of the stockholders may be called only by a majority of the Board of Directors or the chairman of the Board of Directors, and only proposals included in the Company’s notice may be considered at such special meetings.

Advance Notice Requirements for Stockholders Proposals and Director Nominations

Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally will have to be delivered to and received at our principal executive offices not less than 60 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, that in the event that the date of such meeting is advanced more than 30 days prior to, or delayed by more than 30 days after, the anniversary of the preceding year’s annual meeting of our stockholders, a stockholder’s notice to be timely will have to be so delivered not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to such meeting, the tenth day following the day on which public announcement of the date of such meeting is first made. Our amended and restated bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Apollo Funds Approval Rights

At any time, if the Apollo Funds beneficially own at least 25% of the voting power of our outstanding common stock, the approval of a majority of the directors designated to the Board of Directors by the Apollo Funds will be required for, among other things, a consolidation or merger with or into any other entity, a transfer of all or substantially all of our assets to another entity or another transaction that would trigger a “Change of Control” as defined in our senior secured credit facility or the indentures governing our secured and unsecured notes. See “Certain Relationships and Related Transactions, and Director Independence—Apollo Securityholders Agreement” in Part III, Item 13 of our Annual Report on Form 10-K for the year ended December 31, 2012, incorporated by reference herein.

All the foregoing provisions of our amended and restated certificate of incorporation, amended and restated bylaws and the Apollo Securityholders Agreement could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These same provisions may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest. In addition, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Delaware Anti-Takeover Law

Section 203 of the DGCL provides that, subject to exceptions specified therein, an “interested stockholder” of a Delaware corporation shall not engage in any “business combination,” including general mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that such stockholder becomes an interested stockholder unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding specified shares); or

•

on or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specified business combinations proposed by an interested stockholder following the announcement or notification of one of such specified transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

Except as otherwise specified in Section 203, an “interested stockholder” is defined to include:

•

any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•	the affiliates and associates of any such person.

Under some circumstances, Section 203 makes it more difficult for a person who is an interested stockholder to effect various business combinations with us for a three-year period. We have elected to be exempt from the restrictions imposed under Section 203.

Corporate Opportunity

Under our amended and restated certificate of incorporation, to the extent permitted by law:

•

any director or officer of the Company who is also an officer, director, employee, managing director or other affiliate of Apollo (each a “Covered Apollo Person”) has the right to, and has no duty to abstain from, exercising such right to, conduct business with any business that is competitive or in the same line of business as us, do business with any of our clients, customers, vendors or lessors, or make investments in the kind of property in which we may make investments;

•

if a Covered Apollo Person or any of its officers, partners, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, he has no duty to offer such corporate opportunity to us;

•	we have renounced any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities; and

•

in the event that any of our directors and officers who is also a director, officer, partner or employee of any Covered Apollo Person acquires knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as our director or officer and such person acted in good faith, then such person will be deemed to have fully satisfied such person’s fiduciary duty and will not liable to us if any of the Apollo Covered Person pursues or acquires such corporate opportunity or if such person did not present the corporate opportunity to us.

Amendment of Our Certificate of Incorporation

Our amended and restated certificate of incorporation provides that at any time the Apollo Funds control at least 25% of the voting power of the outstanding shares of common stock, it may be amended by the affirmative vote of a majority of the outstanding stock entitled to vote thereon, so long as the Apollo Funds vote in favor of such amendment. At any other time, our amended and restated certificate of incorporation can be amended by the affirmative vote of 75% of the outstanding stock entitled to vote thereon or by the vote of a majority of the board of the directors. The Apollo Funds’ prior written consent is required for any amendment, modification or repeal of the provisions discussed above under “—Corporate Opportunity” regarding the ability of Apollo-related directors to direct or communicate corporate opportunities to Apollo.

Amendment of Our Bylaws

Our amended and restated certificate of incorporation provides that at any time the Apollo Funds control at least 25% of the voting power of the outstanding shares of common stock, the amended and restated bylaws can be amended with the affirmative vote of a majority of the outstanding stock entitled to vote thereon or by the vote of a majority of the board of the directors, so long as the Apollo Funds vote in favor of such amendment. At any other time our amended and restated certificate of incorporation provides that the amended and restated bylaws can be amended by the affirmative vote of 75% of the outstanding stock entitled to vote thereon or by the vote of a majority of the board of the directors.

Limitation of Liability and Indemnification

Our amended and restated certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except with respect to liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for any unlawful payments of dividends or unlawful stock repurchases or redemption as provided in Section 174 of the DGCL; or

•	for any transaction from which the director derived any improper personal benefit.

However, if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The modification or repeal of this provision of our amended and restated certificate of incorporation will not adversely affect any right or protection of a director existing at the time of such modification or repeal.

Our amended and restated certificate of incorporation and bylaws provide that we will, to the fullest extent from time to time permitted by law, indemnify our directors and officers against all liabilities and expenses in any suit or proceeding, arising out of their status as an officer or director or their activities in these capacities. We will also indemnify any person who, at our request, is or was serving as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. We may, by action of our Board of Directors, provide indemnification to our employees and agents within the same scope and effect as the foregoing indemnification of directors and officers. In addition, we have entered into separate indemnification agreements with each of our directors and executive officers. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct.

The right to be indemnified includes the right of an officer or a director to be paid expenses, including attorneys’ fees, in advance of the final disposition of any proceeding, provided that, if required by law, we receive an undertaking to repay such amount if it will be determined that he or she is not entitled to be indemnified.

Our Board of Directors may take such action as it deems necessary to carry out these indemnification provisions, including adopting procedures for determining and enforcing indemnification rights and purchasing insurance policies. Our Board of Directors may also adopt bylaws, resolutions or contracts implementing indemnification arrangements as may be permitted by law. Neither the amendment nor the repeal of these indemnification provisions, nor the adoption of any provision of our amended and restated certificate of incorporation inconsistent with these indemnification provisions, will eliminate or reduce any rights to indemnification relating to such person’s status or any activities prior to such amendment, repeal or adoption.

We believe these provisions will assist in attracting and retaining qualified individuals to serve as directors and officers.

Listing

Our common stock is listed on The New York Stock Exchange under the symbol “RLGY.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

SELLING STOCKHOLDERS

Information about selling stockholders, including their identities, the common stock to be registered on their behalf and the amounts to be sold by them, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference into this prospectus. The selling stockholders may include certain of our affiliates.

PLAN OF DISTRIBUTION

The selling stockholders may offer and sell the securities covered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to one or more purchasers;

•	through agents;

•	to or through underwriters, brokers or dealers; or

•	through a combination of any of these methods.

In addition, the manner in which the selling stockholders may sell some or all of the securities covered by this prospectus includes any method permitted by law, including, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

The selling stockholders may also enter into hedging transactions. For example, the selling stockholders may:

•

enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from the selling stockholders to close out its short positions;

•	sell securities short and redeliver such shares to close out the short positions;

•

enter into option or other types of transactions that require the selling stockholders to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

•

loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

The securities covered by this prospectus may be sold:

•	on a national securities exchange;

•	in the over-the-counter market; or

•	in transactions otherwise than on an exchange or in the over-the-counter market, or in combination.

In addition, the selling stockholders may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from the selling stockholders or others to settle such sales and may use securities received from the selling stockholders to close out any related short positions. The selling stockholders may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

•	the name or names of any participating underwriters, brokers, dealers or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by the selling stockholders from the sale;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions or agency fees and other items constituting underwriters’, brokers’, dealers’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchange or markets on which the securities may be listed; and

•	other material terms of the offering.

The offer and sale of the securities described in this prospectus by the selling stockholders, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

In addition to selling its common stock under this prospectus, a selling stockholder may:

•	transfer its common stock in other ways not involving market maker or established trading markets, including directly by gift, distribution, or other transfer;

•	sell its common stock under Rule 144 or Rule 145 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144 or Rule 145; or

•	sell its common stock by any other legally available means.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Any selling stockholders, underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from the selling stockholders and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. The selling stockholders will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

The selling stockholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling stockholders or any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling stockholders and any affiliates of the selling stockholders. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

The selling stockholders are not restricted as to the price or prices at which they may sell the securities. Sales of such securities may have an adverse effect on the market price of the securities.

Moreover, it is possible that a significant number of shares of common stock could be sold at the same time, which may have an adverse effect on the market price of the securities.

We cannot assure you that the selling stockholders will sell all or any portion of the securities offered hereby.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we and the applicable selling stockholders will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

The selling stockholders may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. The selling stockholders may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us or any selling stockholders. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with the selling stockholders and its compensation.

In connection with offerings made through underwriters or agents, the selling stockholders may enter into agreements with such underwriters or agents pursuant to which the selling stockholders receive outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from the selling stockholders under these arrangements to close out any related open borrowings of securities.

Dealers

The selling stockholders may sell the offered securities to dealers as principals. The selling stockholders may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with the selling stockholders at the time of resale. Dealers engaged by the selling stockholders may allow other dealers to participate in resales.

Direct Sales

The selling stockholders may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

The selling stockholders may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

The selling stockholders will enter into such delayed contracts only with institutional purchasers that the selling stockholders approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We and the selling stockholders may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, the selling stockholders in the ordinary course of business. This includes commercial banking and investment banking transactions.

We may agree to indemnify in certain circumstances the selling stockholders against certain liabilities, including liabilities under the Securities Act. The selling stockholders may agree to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

Market-Making, Stabilization and Other Transactions

In connection with any offering of common stock, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

We will pay the expenses, other than underwriting discounts and commissions, associated with the registration and sale of shares to be sold by the selling stockholders. The selling stockholders will pay any underwriting discounts, selling commissions or other minor expenses.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Marilyn J. Wasser, Executive Vice President, General Counsel and Corporate Secretary of Realogy, will provide opinions regarding the authorization and validity of the securities. Skadden, Arps, Slate, Meagher & Flom LLP may also provide opinions regarding certain other matters. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the applicable prospectus supplement. Ms. Wasser owns shares of common stock and options exercisable for shares of common stock.

EXPERTS

The financial statements of Realogy Holdings Corp., management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) and the financial statements schedule, incorporated in this prospectus by reference to Realogy Holdings’ Annual Report on Form 10-K for the year ended December 31, 2012, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of PHH Home Loans and Subsidiaries as of December 31, 2012 and 2011 and for the years ended December 31, 2012 and 2011 incorporated by reference in this prospectus and in the Registration Statement have been so incorporated in reliance on the report of ParenteBeard, LLC, an independent registered public accounting firm, incorporated by reference herein and in the Registration Statement, of which this prospectus forms a part, given on the authority of said firm as experts in auditing and accounting.

35,000,000 Shares

Realogy Holdings Corp.

Common Stock

Prospectus Supplement

Goldman, Sachs & Co.	J.P. Morgan

Barclays	Citigroup	Credit Suisse

Credit Agricole CIB	Wells Fargo Securities	CRT Capital	Apollo Global Securities

April 11, 2013